Exhibit 99.1

Item 6. Selected Financial Data

The summary selected historical financial data presented below was derived from Magellan Midstream Partners, L.P.’s (“Magellan Partners”) current and historical audited consolidated financial statements and related notes, as revised in this filing. Information concerning significant trends in Magellan Partners’ financial condition and results of operations is contained in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in this filing.

Magellan Partners’ operating results incorporate a number of significant estimates and uncertainties. Such matters could cause the data included herein not to be indicative of its future financial conditions or results of operations. Note 5—Summary of Significant Accounting Policies under Item 8 Financial Statements and Supplementary Data of this report provides descriptions of areas where estimates and judgments could result in different amounts recognized in the accompanying consolidated financial statements.

Management defines EBITDA, which is not a generally accepted accounting principles (“GAAP”) measure, in the following schedules as net income plus provision for income taxes, debt prepayment premium, write-off of unamortized debt placement fees, debt placement fee amortization, interest expense (net of interest income and interest capitalized) and depreciation and amortization. EBITDA should not be considered an alternative to net income, operating profit, cash flow from operations or any other measure of financial performance presented in accordance with GAAP. Because EBITDA excludes some items that affect net income and these items may vary among other companies, the EBITDA data presented may not be comparable to similarly titled measures of other companies. Management uses EBITDA as a performance measure to assess the viability of projects and to determine overall rates of return on alternative investment opportunities. A reconciliation of EBITDA to net income, the nearest comparable GAAP measure, is included in the following schedules.

In addition to EBITDA, the non-GAAP measure of operating margin (in the aggregate and by segment) is presented in the following tables. The components of operating margin have been computed by using amounts that are determined in accordance with GAAP. A reconciliation of operating margin to operating profit, which is its nearest comparable GAAP financial measure, is included in the following tables. See Note 17—Segment Disclosures in the accompanying consolidated financial statements for a reconciliation of segment operating margin to segment operating profit. Management believes that investors benefit from having access to the same financial measures they use. Operating margin is an important measure of the economic performance of Magellan Partners’ core operations. This measure forms the basis of Magellan Partners’ internal financial reporting and is used by management in deciding how to allocate capital resources between segments. Operating profit, alternatively, includes expense items such as depreciation and amortization and affiliate G&A expense, that management does not consider when evaluating the core profitability of an operation.

	Year Ended December 31,
	2004		2005		2006	2007	2008
	(in thousands, except per year unit amounts)
Income Statement Data:
Transportation and terminals revenues		$419,772		$501,324	$559,321	$608,781	$638,810
Product sales revenues		275,769		636,209	664,569	709,564	574,095
Affiliate management fee revenues		488		667	690	712	733

Total revenues		696,029		1,138,200	1,224,580	1,319,057	1,213,638
Operating expenses		180,422		229,720	243,860	250,935	264,871
Product purchases		255,599		582,631	605,341	633,909	436,567
Gain on assignment of supply agreement		—		—	—	—	(26,492)
Equity earnings		(1,602)		(3,104)	(3,324)	(4,027)	(4,067)

Operating margin		261,610		328,953	378,703	438,240	542,759
Depreciation and amortization expense		57,196		71,655	76,200	79,140	86,501
Affiliate G&A expense		54,240		61,506	69,503	74,859	73,302

Operating profit		150,174		195,792	233,000	284,241	382,956
Interest expense, net		36,734		52,273	47,624	47,653	50,479
Debt prepayment premium		12,666		—	—	1,984	—

Write-off of unamortized debt placement fees		9,820		6,413	—	—	—
Debt placement fee amortization		2,568		2,247	1,925	1,554	767
Other (income) expense, net		(949)		(1,312)	653	728	(380)

Income before provision for income taxes		89,335		136,171	182,798	232,322	332,090
Provision for income taxes (a)		—		—	—	1,568	1,987

Net income		$89,335		$136,171	$182,798	$230,754	$330,103

Basic and diluted net income per limited partner unit	$	n/a	$	n/a	$0.83	$1.55	$2.21

Balance Sheet Data:
Working capital (deficit) (b)		$73,140		$13,783	$(310,087)	$(15,609)	$(29,644)
Total assets		2,282,704		2,264,995	2,316,508	2,416,931	2,600,708
Long-term debt (b)		1,062,470		787,194	518,609	914,536	1,083,485
Partners’ capital (deficit)		(41,703)		(213,684)	60,818	57,330	67,723

Cash Distribution Data:
Cash distributions declared per unit (c)		$—		$—	$1.44	$1.79	$2.17
Cash distributions paid per unit (c)		$—		$—	$1.05	$1.70	$2.09

Other Data:
Operating margin (loss):
Petroleum products pipeline system		$195,092		$250,623	$285,743	$352,715	$426,495
Petroleum products terminals		56,179		67,237	86,823	85,488	104,121
Ammonia pipeline system		7,310		7,687	2,554	(2,995)	8,660
Allocated partnership depreciation costs (d)		3,029		3,406	3,583	3,032	3,483

Operating margin		$261,610		$328,953	$378,703	$438,240	$542,759

EBITDA:
Net income		$89,335		$136,171	$182,798	$230,754	$330,103
Provision for income taxes (a)		—		—	—	1,568	1,987
Debt prepayment premium		12,666		—	—	1,984	—
Write-off of unamortized debt placement fees		9,820		6,413	—	—	—
Debt placement fee amortization		2,568		2,247	1,925	1,554	767
Interest expense, net		36,734		52,273	47,624	47,653	50,479
Depreciation and amortization expense		57,196		71,655	76,200	79,140	86,501

EBITDA		$208,319		$268,759	$308,547	$362,653	$469,837

Operating Statistics:
Petroleum products pipeline system:
Transportation revenue per barrel shipped		$0.996		$1.025	$1.060	$1.147	$1.193
Volume shipped (million barrels)		256.0		298.6	309.6	307.2	295.9
Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month) (e)		18.4		20.4	20.9	21.8	23.3
Inland terminal throughput (million barrels) put (million barrels)		93.6		101.3	110.1	117.3	108.1
Ammonia pipeline system:
Volume shipped (thousand tons)		765		713	726	716	822

(a)	Beginning in 2007, the state of Texas implemented a partnership-level tax based on a percentage of Magellan Partners’ net revenues apportioned to the state of Texas. Magellan Partners’ estimate of this tax has been reported as provision for income taxes on its consolidated statements of income.

(b)	The maturity date of Magellan Partners’ pipeline notes was October 7, 2007. As a result, the $270.8 million carrying value of these notes was classified as a current liability on its December 31, 2006 consolidated balance sheet. This debt was refinanced before its maturity.

(c)	Cash distributions declared represent distributions declared associated with each calendar year as restated for the reverse unit split in September 2009 (see Note 2—Simplification Agreement in notes to consolidated financial statements in this filing). Distributions were declared and paid within 45 days following the close of each quarter. Cash distributions paid represent cash payments for distributions during each of the periods presented.

(d)	Certain assets were contributed to Magellan Partners and were recorded as property, plant and equipment at the partnership level. The associated depreciation expense was allocated to Magellan Partners’ various business segments, which in turn recognized these allocated costs as operating expense, reducing segment operating margins by these amounts.

(e)	For the year ended December 31, 2004, represents the average monthly storage capacity utilized for the three months Magellan Partners owned the East Houston, Texas facility (1.9 million barrels) and the weighted-average storage capacity utilized for the full year at Magellan Partners’ other marine terminals (16.5 million barrels). For the year ended December 31, 2005, represents the average storage capacity utilized for the four months Magellan Partners owned its Wilmington, Delaware terminal (1.8 million barrels) and the average monthly storage capacity utilized for the full year at Magellan Partners’ other marine terminals (18.6 million barrels).

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

Management believes that investors benefit from having access to the same financial measures they use to evaluate operating results. Operating margin, which is presented in the tables below, is an important measure used by Magellan Midstream Partners, L.P. (“MMP”’s) management to evaluate the economic performance of its core operations. This measure forms the basis of MMP’s internal financial reporting and is used by its management in deciding how to allocate capital resources between segments. Operating margin is not a generally accepted accounting principles (“GAAP”) measure, but the components of operating margin are computed by using amounts that are determined in accordance with GAAP. A reconciliation of operating margin to operating profit, which is its nearest comparable GAAP financial measure, is included in the tables below. Operating profit includes expense items, such as depreciation and amortization and general and administrative (“G&A”) costs, which management does not consider when evaluating the core profitability of an operation. Additionally, product margin, which MMP management primarily uses to evaluate the profitability of its petroleum products blending and fractionation activities, is provided in the tables below. Product margin is a non-GAAP measure; however, its components, product sales and product purchases, are determined in accordance with GAAP.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2008

	Year Ended December 31,		Variance Favorable (Unfavorable)
	2007	2008	$ Change	% Change
Financial Highlights ($ in millions, except operating statistics)

Transportation and terminals revenues:
Petroleum products pipeline system	$460.7	$478.5	$17.8	4
Petroleum products terminals	132.7	141.1	8.4	6
Ammonia pipeline system	18.3	22.7	4.4	24
Intersegment eliminations	(2.9)	(3.5)	(0.6)	(21)

Total transportation and terminals revenues	608.8	638.8	30.0	5
Affiliate management fee revenues	0.7	0.7	—	—
Operating expenses:
Petroleum products pipeline system	178.9	197.7	(18.8)	(11)
Petroleum products terminals	56.2	59.1	(2.9)	(5)
Ammonia pipeline system	21.3	14.1	7.2	34
Intersegment eliminations	(5.4)	(6.1)	0.7	13

Total operating expenses	251.0	264.8	(13.8)	(5)

Product margin:
Product sales	709.6	574.1	(135.5)	(19)
Product purchases	633.9	436.6	197.3	31

Product margin	75.7	137.5	61.8	82
Gain on assignment of supply agreement	—	26.5	26.5	N/A
Equity earnings	4.0	4.1	0.1	3

Operating margin	438.2	542.8	104.6	24
Depreciation and amortization expense	79.1	86.5	(7.4)	(9)
G&A expense	74.9	73.3	1.6	2

Operating profit	284.2	383.0	98.8	35
Interest expense (net of interest income and interest capitalized)	47.7	50.5	(2.8)	(6)
Debt placement fee amortization	1.5	0.8	0.7	47
Debt prepayment premium	2.0	—	2.0	100
Other (income) expense	0.6	(0.4)	1.0	167

Income before provision for income taxes	232.4	332.1	99.7	43
Provision for income taxes	1.6	2.0	(0.4)	(25)

Net income	$230.8	$330.1	$99.3	43

Operating Statistics
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.147	$1.193
Volume shipped (million barrels)	307.2	295.9
Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	21.8	23.3
Inland terminal throughput (million barrels)	117.3	108.1
Ammonia pipeline system:
Volume shipped (thousand tons)	716	822

Transportation and terminals revenues increased by $30.0 million resulting from higher revenues for each of MMP’s business segments as shown below:

•

an increase in petroleum products pipeline system revenues of $17.8 million. Transportation revenues increased as a result of higher average tariffs due in part to MMP’s mid-year 2007 and 2008 tariff escalations, partially offset by shipment disruptions in third and fourth quarter 2008 attributable to Hurricane Ike and weak demand for petroleum products as a result of high product prices during most of 2008. MMP also earned more ancillary revenues related to leased storage, ethanol blending services, capacity leases and facility rentals;

•

an increase in petroleum products terminals revenues of $8.4 million. Revenues increased at MMP’s marine terminals primarily due to operating results from additional storage tanks at its Galena Park, Texas facility that were placed into service throughout 2007 and 2008. The revenue increase was negatively impacted by lost business due to Hurricane Ike, including lower revenue recognized from MMP’s variable-rate storage agreement. MMP’s inland terminal revenues were essentially flat between periods as higher fees due to ethanol and additive blending offset lower volumes; and

•	an increase in ammonia pipeline system revenues of $4.4 million primarily due to additional shipments resulting from favorable weather and market conditions and higher average tariff rates charged.

Operating expenses increased by $13.8 million as higher expenses at MMP’s petroleum products pipeline system and petroleum products terminals segments were partially offset by lower costs related to MMP’s ammonia pipeline system, as described below:

•

an increase in petroleum products pipeline system expenses of $18.8 million primarily due to less favorable product overages (which reduce operating expenses) in the current period, higher system integrity spending and increased environmental accruals for several historical releases. The higher system integrity spending was due to accelerating work into the current year that was originally planned to occur in 2009. Partially offsetting these items was a $12.1 million reduction to MMP’s operating expenses in second quarter 2008 due to the favorable settlement of a civil penalty related to historical product releases;

•

an increase in petroleum products terminals expenses of $2.9 million primarily related to higher personnel costs and maintenance spending, including clean-up costs related to Hurricane Ike. These increases were partially offset by gains recognized from insurance proceeds received in 2008 associated with hurricane damages sustained during 2005; and

•

a decrease in ammonia pipeline system expenses of $7.2 million primarily due to lower environmental expenses and system integrity costs. Environmental expenses were higher in 2007 due primarily to increased accruals related to a 2004 pipeline release. MMP expects system integrity costs to be significantly higher in 2009 due to additional integrity work identified.

Product sales revenues primarily resulted from MMP’s petroleum products blending activities, terminal product gains and transmix fractionation. Product sales and product purchases were significantly lower during the 2008 year due to MMP’s assignment of a supply agreement during first quarter 2008. Product margin increased $61.8 million primarily due to higher product prices, the sale of additional product overages by MMP’s petroleum products terminals and the sale of unprocessed transmix by MMP’s petroleum products pipeline segment during 2008. Additionally, a $20.2 million unrealized gain was recorded in 2008 related to changes in the fair value of MMP’s NYMEX commodity futures contracts, partially offset by lower-of-average-cost-or-market adjustments of $6.4 million and $3.0 million to its refined petroleum products inventory and transmix inventory, respectively. The gross margin MMP realizes on these activities can be substantially higher in periods when refined petroleum prices increase and substantially lower in periods when product prices decline or stabilize given that MMP follows an average inventory valuation methodology which results in each period’s product purchases being influenced by the value of products held in that period’s beginning inventory. Given the current pricing environment for petroleum products, MMP expects its product margin for 2009 to be substantially lower than 2008.

The 2008 period benefited from a $26.5 million gain on the assignment of MMP’s third-party supply agreement during March 2008. The gain resulted from the write-off of the unamortized amount of a liability MMP recognized related to the fair value of the agreement, which it assumed as part of its acquisition of certain pipeline assets in October 2004.

Operating margin increased $104.6 million primarily due to higher gross margin from product sales in 2008 and higher revenues from each of MMP’s business segments.

Depreciation and amortization expense increased by $7.4 million primarily due to capital expansion projects placed into service over the past year.

G&A expense decreased by $1.6 million between periods primarily due to lower equity-based incentive compensation expense, lower bonus accruals and lower allocated compensation expense related to payments made by MGG Midstream Holdings, L.P. (“MGG MH”), a former affiliate, to one of MMP’s executive officers. The reduced equity-based incentive compensation expenses resulted from a lower weighted-average fair value for units awarded to plan participants and lower payout estimates for unvested incentive awards during 2008. Partially offsetting these decreases were increases in personnel, legal and expansion project due diligence costs during 2008. Magellan Midstream Holdings, L.P. (“MGG”) historically reimbursed MMP for its actual G&A costs that exceeded certain amounts as described in the omnibus agreement. The amount of G&A costs reimbursed to MMP for the years ended December 31, 2007 and 2008 was $4.1 million and $1.6 million, respectively. MGG will not reimburse MMP for G&A costs in future periods.

Interest expense, net of interest income and interest capitalized, increased $2.8 million in 2008. During 2007, interest expense was lower due to amortization of a step-up adjustment associated with MMP’s pipeline notes, which MMP repaid in second-quarter 2007. Additionally, interest income was lower because interest income related to the indemnification agreement (which was paid in full in June 2007) was not recognized in 2008. MMP’s average debt outstanding, excluding fair value adjustments for interest rate hedges, increased to $995.1 million for the 2008 period from $887.5 million for the 2007 period principally due to borrowings for expansion capital expenditures; however, the weighted-average interest rate on MMP’s borrowings, after giving effect to the impact of associated fair value hedges, decreased to 5.7% in 2008 from 6.7% in 2007.

MMP incurred debt refinancing expenses of $2.7 million during the 2007 period with no similar expense in 2008. The expenses for 2007 were associated with the early retirement of MMP’s pipeline notes during second quarter 2007, originally due in October 2007, and included a debt prepayment premium of $2.0 million as well as related interest rate hedge settlements of $0.7 million, which were recorded as other expense. Debt placement fee amortization also decreased $0.7 million in 2008 due to debt placement fees being amortized over a significantly longer period of time as a result of new notes being issued to repay MMP’s pipeline notes.

Provision for income taxes increased $0.4 million in 2008 due primarily to a change in MMP’s partnership-level tax rate from 0.5% in 2007 to 1.0% in 2008. This rate increase resulted from MMP’s losing its petroleum product wholesaler status with the state of Texas following its assignment of a supply agreement in March 2008.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2007

	Year Ended December 31,		Variance Favorable (Unfavorable)
	2006	2007	$ Change	% Change
Financial Highlights ($ in millions, except operating statistics)

Transportation and terminals revenues:
Petroleum products pipeline system	$420.3	$460.7	$40.4	10
Petroleum products terminals	125.9	132.7	6.8	5
Ammonia pipeline system	16.5	18.3	1.8	11
Intersegment eliminations	(3.4)	(2.9)	0.5	15

Total transportation and terminals revenues	559.3	608.8	49.5	9
Affiliate management fee revenues	0.7	0.7	—	—
Operating expenses:
Petroleum products pipeline system	189.2	178.9	10.3	5
Petroleum products terminals	47.2	56.2	(9.0)	(19)
Ammonia pipeline system	13.9	21.3	(7.4)	(53)
Intersegment eliminations	(6.4)	(5.4)	(1.0)	(16)

Total operating expenses	243.9	251.0	(7.1)	(3)

Product margin:
Product sales	664.6	709.6	45.0	7
Product purchases	605.3	633.9	(28.6)	(5)

Product margin	59.3	75.7	16.4	28
Equity earnings	3.3	4.0	0.7	21

Operating margin	378.7	438.2	59.5	16
Depreciation and amortization expense	76.2	79.1	(2.9)	(4)
Affiliate G&A expense	69.5	74.9	(5.4)	(8)

Operating profit	233.0	284.2	51.2	22

Interest expense (net of interest income and interest capitalized)	47.6	47.7	(0.1)	—
Debt placement fee amortization	1.9	1.5	0.4	21
Debt prepayment premium	—	2.0	(2.0)	N/A
Other expense	0.7	0.6	0.1	14

Income before provision for income taxes	182.8	232.4	49.6	27
Provision for income taxes	—	1.6	(1.6)	N/A

Net income	$182.8	$230.8	$48.0	26

Operating Statistics
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.060	$1.147
Volume shipped (million barrels)	309.6	307.2
Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	20.9	21.8
Inland terminal throughput (million barrels)	110.1	117.3
Ammonia pipeline system:
Volume shipped (thousand tons)	726	716

Transportation and terminals revenues increased by $49.5 million resulting from higher revenues for each of MMP’s business segments as shown below:

•

an increase in petroleum products pipeline system revenues of $40.4 million. Transportation revenues increased as a result of higher average tariffs due in part to MMP’s mid-year 2006 and 2007 tariff escalations, partially offset by slightly lower transportation volumes due to various factors which resulted in several refineries connected to MMP’s system curtailing production during 2007. MMP also earned more ancillary revenues related to higher fees for leased storage as well as additional demand for its terminal, additive and renewable fuels services during 2007;

•

an increase in petroleum products terminals revenues of $6.8 million due to higher revenues at both MMP’s marine and inland terminals. Marine revenues increased primarily due to operating results from expansion projects, such as construction of additional storage tanks at MMP’s Galena Park, Texas facility that were placed into service beginning in late 2006 and throughout 2007, and more revenue from additive services and higher storage rates. The revenue increase at MMP’s marine terminals was partially offset by lower revenue recognized from variable-rate storage agreements in 2007. Revenues from these agreements are based on MMP’s share of its customer’s net trading profits earned during the agreement term and are recognized at the end of that term. MMP’s 2006 results benefitted from shared profits from two variable-rate storage agreements whereas the 2007 period benefitted from only one contract. Inland terminal revenues also increased in 2007 from record throughput volumes as well as higher additive fees; and

•	an increase in ammonia pipeline system revenues of $1.8 million primarily due to higher average tariffs.

Operating expenses increased by $7.1 million as higher expenses at MMP’s petroleum products terminals and ammonia pipeline system were partially offset by lower costs related to its petroleum products pipeline system as described below:

•

a decrease in petroleum products pipeline system expenses of $10.3 million primarily due to more favorable product overages (which reduce operating expenses), lower integrity spending because of maintenance project timing and lower environmental expenses. During the 2006 period, MMP recognized additional expense when it entered into a risk transfer agreement, whereby risks associated with certain known environmental sites were transferred to a contractor in order to mitigate MMP’s future financial exposure relative to those sites. Higher property taxes, asset retirements, power and personnel costs in 2007 partially offset these favorable expense items;

•

an increase in petroleum products terminals expenses of $9.0 million primarily related to higher personnel costs, in part due to expansion projects, timing of maintenance projects and product downgrade charges resulting from the accidental degradation of small amounts of product during 2007; and

•	an increase in ammonia pipeline system expenses of $7.4 million primarily due to increased environmental accruals related to a 2004 pipeline release and higher system integrity costs.

Product margin increased $16.4 million. Product sales revenues primarily resulted from a third-party product supply agreement, MMP’s petroleum products blending activities, petroleum products terminal product gains and transmix fractionation. The increase in 2007 margins was primarily attributable to higher product prices.

Operating margin increased $59.5 million, primarily due to higher revenues from each of MMP’s business segments and higher gross margin from product sales in 2007.

Depreciation and amortization expense increased by $2.9 million related to capital expansion projects over the 2007 year.

G&A expense increased by $5.4 million between periods primarily due to higher personnel costs during 2007. For the years ended December 31, 2006 and 2007, MMP was responsible for paying G&A costs of $53.2 million and $57.4 million, respectively. MGG reimbursed MMP for their actual cash G&A costs that exceed these amounts. The amount of G&A cost MGG reimbursed to MMP for the years ended December 31, 2006 and 2007 was $1.7 million and $4.1 million, respectively.

Interest expense, net of interest capitalized and interest income, was $47.7 million for the year ended December 31, 2007 compared to $47.6 million for the year ended December 31, 2006. Average consolidated debt outstanding, excluding fair value adjustments for interest rate hedges, increased to $887.5 million during 2007 from $807.4 million during 2006. However, the weighted-average interest rate on consolidated borrowings, after giving effect to the impact of associated fair value hedges, decreased to 6.1% for the 2007 period from 6.7% for the 2006 period primarily due to the refinancing of MMP’s pipeline notes during second quarter 2007 at a lower interest rate. The amount of interest capitalized increased due to the higher level of capital spending over the last year; however, this increase was largely offset by lower interest income recognized related to the indemnification settlement, which was fully paid in June 2007.

MMP recognized debt refinancing expenses of $2.7 million during the 2007 period with no similar expense in 2006. These expenses were associated with the early retirement of MMP’s pipeline notes during second quarter 2007, originally due in October 2007, and included a debt prepayment premium of $2.0 million as well as related interest rate hedge settlements of $0.7 million, which were recorded as other expense.

Provision for income taxes was $1.6 million during 2007 compared to $0 in 2006. Beginning in 2007, the state of Texas implemented a partnership-level tax based on the financial results of MMP’s net revenues apportioned to the state of Texas.

Liquidity and Capital Resources

Cash Flows and Capital Expenditures

Net cash provided by operating activities was $316.6 million, $293.3 million and $436.0 million for the years ended December 31, 2006, 2007 and 2008, respectively.

•	The $142.7 million increase from 2007 to 2008 was primarily attributable to:

•

a $60.8 million increase in net income, excluding the $26.5 million non-cash gain on assignment of supply agreement and a $12.1 million non-cash reduction in operating expenses resulting from the favorable settlement of a civil penalty related to historical product releases;

•

a $101.6 million increase in cash resulting from a $72.7 million decrease in inventory in 2008 versus a $28.9 million increase in inventory in 2007. The decrease in inventory during 2008 is principally due to the sale of petroleum products inventory when MMP assigned its product supply agreement to a third party in March 2008 as well as a significant decrease in product prices during the latter part of 2008; and

•

a $11.2 million increase in cash resulting from a $0.3 million decrease in accounts payable in 2008 versus a $11.5 million decrease in accounts payable in 2007 due primarily to the timing of invoices received from vendors and suppliers.

These increases were partially offset by an $18.5 million decrease in the supply agreement deposit in 2008. As a result of the assignment of MMP’s product supply agreement to a third party in March 2008, MMP refunded this deposit.

•	The $23.3 million decrease from 2006 to 2007 was primarily attributable to:

•

a $15.5 million decrease in cash resulting from a $28.9 million increase in inventory in 2007 versus a $13.4 million increase in inventory in 2006. The increase in inventory during 2007 was primarily due to higher product prices;

•

a $27.3 million decrease in cash resulting from a $11.5 million decrease in accounts payable in 2007 versus a $15.8 million increase in accounts payable in 2006 due primarily to the timing of invoices received from vendors and suppliers; and

•

a $48.2 million decrease in cash resulting from a $19.9 million decrease in accrued product purchases in 2007 versus a $28.3 million increase in accrued product purchases in 2006 due primarily to the timing of invoices received from vendors and suppliers.

These decreases were partially offset by:

•	increased net income of $48.0 million in 2007; and

•

a $15.0 million increase in cash relative to an indemnification settlement with a former affiliate of MMP. During 2007, MMP received $35.0 million as part of this settlement compared to $20.0 million received during 2006.

Net cash used by investing activities for the years ended December 31, 2006, 2007 and 2008 was $148.3 million, $193.7 million and $305.9 million, respectively. During 2008, MMP spent $272.1 million for capital expenditures, which included $46.9 million for maintenance capital and $225.2 million for expansion capital. Significant expansion capital expenditures during 2008 included new storage tanks at MMP’s Wilmington, Delaware and Galena Park, Texas terminals. Additionally, MMP acquired petroleum products terminals in Bettendorf, Iowa and Wrenshall, Minnesota and a petroleum products terminal in Mount Pleasant, Texas along with a 76-mile petroleum products pipeline for $38.3 million plus related liabilities assumed of $2.6 million. Significant expansion capital expenditures during 2006 and 2007 included new storage tanks, including new tanks at MMP’s Galena Park, Texas terminal, ethanol blending equipment, equipment to comply with ultra low sulfur diesel fuel mandates and additions to delivery racks. During 2007, MMP spent $190.2 million for capital expenditures, of which $39.7 million was for maintenance capital and $150.5 million was for expansion capital. During 2006, MMP spent $168.5 million for capital expenditures, which included $32.9 million for maintenance capital and $135.6 million for expansion capital.

Net cash used by financing activities for the years ended December 31, 2006, 2007 and 2008 was $197.9 million, $105.6 million and $93.2 million, respectively. During 2008, MGG paid distributions of $82.8 million to its unitholders and general partner and MMP paid distributions of $181.5 million to its owners other than MGG. During 2008, borrowings under notes of $250.0 million were used to repay $212.0 million of borrowings on MMP’s revolving credit facility, with the balance used for general purposes. Net borrowings on the revolver during 2008, excluding the repayment, were $118.5 million, which were used for general purposes, including expansion capital expenditures. Cash used during 2007 reflects $67.3 million of distributions by MGG to its unitholders and $165.9 million of distributions by MMP to its owners other than MGG, partially offset by net borrowings on MMP’s revolving credit facility of $143.0 million and $248.9 million from a debt financing. A portion of these borrowings were used to repay the $272.6 million remaining balance of MMP’s pipeline notes. Cash used during 2006 primarily reflects $563.7 million of distributions by MGG to its owners and unitholders and $151.6 million of distributions by MMP to its owners other than MGG, partially offset by $506.8 million of net proceeds from MGG’s initial public offering.

Capital Requirements

MMP’s businesses require continual investment to upgrade or enhance existing operations and to ensure compliance with safety and environmental regulations. Capital spending for MMP’s businesses consists primarily of:

•	maintenance capital expenditures, such as those required to maintain equipment reliability and safety and to address environmental regulations; and

•

expansion capital expenditures to acquire additional complementary assets to grow MMP’s business and to expand or upgrade its existing facilities, which is referred to as organic growth projects in this report. Organic growth projects include capital expenditures that increase storage or throughput volumes or develop pipeline connections to new supply sources.

During 2008, MMP’s maintenance capital spending was $46.9 million, including $3.6 million of spending that would have been covered by the May 2004 indemnification settlement or for which MMP expects reimbursement. MMP has received the entire $117.5 million under its indemnification settlement agreement. Please see “Environmental” below for additional description of this agreement.

For 2009, MMP expects to incur maintenance capital expenditures for its existing businesses of approximately $42.0 million, including $7.0 million of maintenance capital that has already been reimbursed to MMP through its indemnification settlement or will be reimbursed by third parties.

In addition to maintenance capital expenditures, MMP also incurs expansion capital expenditures at its existing facilities. During 2008, MMP spent $225.2 million for organic growth projects and $40.9 million (including $2.6 million assumed liabilities) to acquire two petroleum products terminals already connected to its petroleum products pipeline system and a petroleum products terminal along with a 76-mile petroleum products pipeline. Based on the progress of expansion projects already underway, MMP expects to spend approximately $215.0 million of growth capital including acquisitions during 2009, with an additional $30.0 million in 2010 to complete these projects.

Liquidity

Cash generated from operations is MMP’s primary source of liquidity for funding debt service, maintenance capital expenditures and quarterly distributions. Additional liquidity for purposes other than quarterly distributions, such as capital expenditures, is available through borrowings under MMP’s revolving credit facility discussed below, as well as from other borrowings or issuances of debt or limited partner units. If any of the banks committed to fund MMP’s revolving credit facility were unable to perform on their commitments, MMP’s liquidity could be impaired, which could reduce its ability to fund growth capital expenditures and acquisitions. Current market conditions have resulted in higher credit spreads on long-term borrowings and significantly reduced demand for new corporate debt issues. Equity prices, including MMP’s unit price, have experienced abnormally high volatility during the current period. If these conditions persist, MMP’s cost of capital could increase and its ability to finance growth capital expenditures or acquisitions in a cost-effective manner could be reduced.

As of December 31, 2008, total debt reported on MMP’s consolidated balance sheet was $1,083.5 million. The difference between this amount and the $1,070.0 million face value of MMP’s outstanding debt results from adjustments related to unamortized discounts on debt issuances and the unamortized portion of gains recognized on derivative financial instruments which had qualified as fair value hedges of MMP’s long-term debt until the hedges were terminated or hedge accounting treatment was discontinued.

MMP Debt

MMP relies on its revolving credit facility as an interim source of financing for capital expansion projects. If any of the banks committed to fund its facility were unable to perform on their commitments, MMP’s liquidity could be impaired, which could reduce its ability to fund growth capital expenditures and acquisitions. Current market conditions have resulted in higher credit spreads on long-term borrowings and significantly reduced demand for new corporate debt issues. Equity prices have experienced abnormally high volatility during the current period. If these conditions persist, MMP’s cost of capital could increase and its ability to finance growth capital expenditures or acquisitions in a cost-effective manner could be reduced.

At December 31, 2008, maturities of MMP’s debt were as follows: $0 each year in 2009, 2010 and 2011; $70.0 million in 2012; $0 in 2013; and $1.0 billion thereafter. MMP’s debt is non-recourse to its general partner and to MGG.

Revolving credit facility. The total borrowing capacity under MMP’s revolving credit facility, which matures in September 2012, is $550.0 million. Borrowings under the facility are unsecured and incur interest at LIBOR plus a spread that ranges from 0.3% to 0.8% based on MMP’s credit ratings and amounts outstanding under the facility. As of December 31, 2008, $70.0 million was outstanding under this facility and $3.9 million was obligated for letters of credit. The obligations for letters of credit were not reflected as debt on MMP’s consolidated balance sheets. As of December 31, 2008, the weighted-average interest rate on borrowings outstanding under this facility was 4.8%. Additionally, a commitment fee is assessed at a rate from 0.05% to 0.125%, depending on MMP’s credit rating.

6.45% notes due 2014. In May 2004, MMP sold $250.0 million aggregate principal of 6.45% notes due 2014 in an underwritten public offering at 99.8% of par. Including the impact of amortizing the gains realized on the hedges associated with these notes, the effective interest rate of these notes is 6.3%.

5.65% notes due 2016. In October 2004, MMP sold $250.0 million of 5.65% notes due 2016 in an underwritten public offering as part of the long-term financing of pipeline assets MMP acquired in October 2004. The notes were issued at 99.9% of par. MMP used an interest rate swap to effectively convert $100.0 million of these notes to floating-rate debt until May 2008 (see Interest rate derivatives below). Including the amortization of the $3.8 million gain realized from unwinding that interest rate swap and the amortization of losses realized on pre-issuance hedges associated with these notes, the weighted-average interest rate of these notes at December 31, 2008 was 5.7%. The outstanding principal amount of the notes was increased $2.7 million at December 31, 2007 for the fair value of the associated swap-to-floating derivative instrument and $3.5 million at December 31, 2008 for the unamortized portion of the payment received upon termination of the aforementioned swap.

6.40% notes due 2018. In July 2008, MMP issued $250.0 million of 6.40% notes due 2018 in an underwritten public offering. Net proceeds from the offering, after underwriter discounts of $1.6 million and offering costs of $0.4 million, were $248.0 million. The net proceeds were used to repay the $212.0 million of borrowings outstanding under MMP’s revolving credit facility at that time, and the balance was used for general purposes. In connection with this offering, MMP entered into $100.0 million of interest rate swap agreements to hedge against changes in the fair value of a portion of these notes, effectively converting $100.0 million of these notes to floating-rate debt (see Interest rate derivatives below). These agreements originally expired on July 15, 2018, the maturity date of the 6.40% notes; however, in December 2008 MMP terminated $50.0 million of these agreements and discontinued hedge accounting on the remaining $50.0 million, resulting in it recognizing gains of $11.7 million. The outstanding principal amount of the notes was increased by $11.7 million at December 31, 2008 for the unamortized portion of those gains. Including the amortization of those gains, the weighted-average interest rate of these notes at December 31, 2008 was 5.9%.

6.40% notes due 2037. In April 2007, MMP issued $250.0 million of 6.40% notes due 2037 in an underwritten public offering at 99.6% of par. MMP received net proceeds of approximately $246.4 after underwriter fees and expenses. The net proceeds from the offering of these notes together with borrowing under MMP’s credit facility were used in May 2007 to prepay the $272.6 million of outstanding pipeline notes, as well as a related debt prepayment premium of $2.0 million and a $1.1 million payment in connection with the unwinding of fair value hedges associated with the pipeline notes. Including the impact of amortizing the gains realized on pre-issuance hedges associated with these notes, the effective interest rate of these notes is 6.3%.

The debt instruments described above include various covenants. In addition to certain financial ratio covenants, these covenants limit MMP’s ability to, among other things, incur indebtedness secured by certain liens, encumber its assets, make certain investments, engage in certain sale-leaseback transactions and consolidate, merge or dispose of all or substantially all of its assets. MMP was in compliance with these covenants as of December 31, 2008.

The revolving credit facility and notes described above are senior indebtedness.

Interest rate derivatives. MMP uses interest rate derivatives to help manage interest rate risk. As of December 31, 2008, MMP had two offsetting interest rate swap agreements outstanding:

•

In July 2008, MMP entered into a $50.0 million interest rate swap agreement (“Derivative A”) to hedge against changes in the fair value of a portion of the $250.0 million of 6.40% notes due 2018. Derivative A effectively converted $50.0 million of those notes from a 6.40% fixed rate to a floating rate of six-month LIBOR plus 1.83% and terminates in July 2018. MMP originally accounted for Derivative A as a fair value hedge. In December 2008, in order to capture the economic value of Derivative A at that time, MMP entered into an offsetting derivative as described below, and discontinued hedge accounting on Derivative A. The $5.4 million fair value of Derivative A at that time was recorded as an adjustment to long-term debt which is being amortized over the remaining life of the 6.40% fixed-rate notes due 2018. The fair value of Derivative A as of December 31, 2008 was $7.5 million, of which $0.3 million was recorded to other current assets and $7.2 million was recorded to noncurrent assets. The change in fair value of Derivative A from the date MMP discontinued hedge accounting until December 31, 2008, was a gain of $1.9 million, which was recorded to other (income) expense on MMP’s consolidated statement of income.

•

In December 2008, concurrent with the discontinuance of hedge accounting treatment of Derivative A, MMP entered into an offsetting $50.0 million interest rate swap agreement with a different financial institution pursuant to which MMP pays a fixed rate of 6.40% and receives a floating rate of six-month LIBOR plus 3.23%. This agreement terminates in July 2018. MMP entered into this agreement to offset changes in the fair value of Derivative A, excluding changes due to changes in counterparty credit risks. This agreement was not designated as a hedge for accounting purposes. The fair value of this agreement at December 31, 2008 was $(1.8) million, which was recorded to other deferred liabilities on MMP’s consolidated balance sheet.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors of Magellan GP, LLC

and the Limited Partners of Magellan Midstream Partners, L.P.

We have audited the accompanying consolidated balance sheets of Magellan Midstream Partners, L.P. (formerly “Magellan Midstream Holdings, L.P.”) as of December 31, 2008 and 2007, and the related consolidated statements of income, owners’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of Magellan Midstream Partners, L.P.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magellan Midstream Partners, L.P. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 11 to the consolidated financial statements, effective December 31, 2006, Magellan Midstream Partners, L.P. adopted Accounting Standards Codification 715, Compensation—Retirement Benefits.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Magellan Midstream Partners, L.P.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

November 2, 2009

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

	Year Ended December 31,
	2006	2007	2008

Transportation and terminals revenues	$559,321	$608,781	$638,810
Product sales revenues	664,569	709,564	574,095
Affiliate management fee revenue	690	712	733

Total revenues	1,224,580	1,319,057	1,213,638
Costs and expenses:
Operating	243,860	250,935	264,871
Product purchases	605,341	633,909	436,567
Depreciation and amortization	76,200	79,140	86,501
General and administrative	69,503	74,859	73,302

Total costs and expenses	994,904	1,038,843	861,241
Gain on assignment of supply agreement	—	—	26,492
Equity earnings	3,324	4,027	4,067

Operating profit	233,000	284,241	382,956
Interest expense	54,786	54,956	56,764
Interest income	(4,791)	(2,851)	(1,482)
Interest capitalized	(2,371)	(4,452)	(4,803)
Debt placement fee amortization	1,925	1,554	767
Debt prepayment premium	—	1,984	—
Other (income) expense	653	728	(380)

Income before provision for income taxes	182,798	232,322	332,090
Provision for income taxes	—	1,568	1,987

Net income	$182,798	$230,754	$330,103

Allocation of net income:
Portion applicable to ownership interests for the period before completion of Magellan Midstream Holdings, L.P.’s initial public offering on February 15, 2006	$5,886	$—	$—
Portion applicable to partners’ interest for the period after initial public offering	176,912	230,754	330,103

Net income	$182,798	$230,754	$330,103

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering (see Note 7—Allocation of Net Income):
Noncontrolling owners’ interests	$148,292	$175,356	$244,430
Limited partners’ interest	33,069	61,580	87,733
General partner’s interest	(4,449)	(6,182)	(2,060)

Net income	$176,912	$230,754	$330,103

Basic and diluted net income per limited partner unit	$0.83	$1.55	$2.21

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	39,624	39,626	39,630

Revised as described in Note 1. See notes to consolidated financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$938	$37,912
Accounts receivable (less allowance for doubtful accounts of $10 and $462 at December 31, 2007 and 2008, respectively)	62,834	37,517
Other accounts receivable	10,700	11,747
Affiliate accounts receivable	60	58
Inventory	120,462	47,734
Energy commodity derivative contracts	—	20,200
Other current assets	10,919	15,473

Total current assets	205,913	170,641
Property, plant and equipment	2,602,235	2,890,672
Less: accumulated depreciation	455,020	529,356

Net property, plant and equipment	2,147,215	2,361,316
Equity investments	24,324	23,190
Long-term receivables	7,801	7,390
Goodwill	11,902	14,766
Other intangibles (less accumulated amortization of $6,743 and $8,290 at December 31, 2007 and 2008, respectively)	7,086	5,539
Debt placement costs (less accumulated amortization of $2,170 and $2,937 at December 31, 2007 and 2008, respectively)	6,368	7,649
Other noncurrent assets	6,322	10,217

Total assets	$2,416,931	$2,600,708

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$39,643	$40,051
Accrued payroll and benefits	23,623	21,884
Accrued interest payable	7,197	15,077
Accrued taxes other than income	21,039	20,151
Environmental liabilities	36,127	19,634
Deferred revenue	20,797	21,492
Accrued product purchases	43,230	23,874
Energy commodity derivatives deposit	—	18,994
Other current liabilities	29,866	19,128

Total current liabilities	221,522	200,285
Long-term debt	914,536	1,083,485
Long-term pension and benefits	22,370	31,787
Supply agreement deposit	18,500	—
Noncurrent portion of product supply liability	24,348	—
Other non-current liabilities	9,598	8,853
Environmental liabilities	21,491	22,166
Commitments and contingencies
Owners’ equity:
Partners’ capital:
Common unitholders (39,624 Magellan Midstream Holdings, L.P. units outstanding at December 31, 2007 and 2008)	44,916	68,063
General partner	12,505	—
Accumulated other comprehensive loss	(91)	(340)

Total partners’ capital	57,330	67,723
Non-controlling owners’ interests in consolidated subsidiaries (Magellan Midstream Partners, L.P.’s ownership interest prior to completion of the simplification (see Note 1—Basis of Presentation and Note 2 –Simplification Agreement)	1,127,236	1,186,409

Total owners’ equity	1,184,566	1,254,132

Total liabilities and owners’ equity	$2,416,931	$2,600,708

Revised as described in Note 1. See notes to consolidated financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2006	2007	2008

Operating Activities:
Net income	$182,798	$230,754	$330,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	76,200	79,140	86,501
Debt placement fee amortization	1,925	1,554	767
Debt prepayment premium	—	1,984	—
Loss on sale and retirement of assets	8,031	8,548	7,180
Gain on interest rate hedge	—	(226)	—
Equity earnings	(3,324)	(4,027)	(4,067)
Distributions from equity investment	4,125	3,800	5,200
Equity-based incentive compensation expense	10,820	9,994	4,751
Pension settlement expense and amortization of prior service cost (credit) and actuarial loss	669	1,833	(88)
Gain on assignment of supply agreement	—	—	(26,492)
Changes in components of operating assets and liabilities (Note 4)	35,371	(40,089)	32,167

Net cash provided by operating activities	316,615	293,265	436,022
Investing Activities:
Property, plant and equipment:
Additions to property, plant and equipment	(168,544)	(190,182)	(272,083)
Proceeds from sale of assets	6,313	961	3,862
Changes in accounts payable	13,934	(4,434)	661
Acquisitions of business	—	—	(38,302)

Net cash used by investing activities	(148,297)	(193,655)	(305,862)
Financing Activities:
Distributions paid	(715,316)	(233,127)	(264,310)
Net borrowings (payments) under revolver	7,500	143,000	(93,500)
Borrowings under notes	—	248,900	249,980
Payments on notes	(14,345)	(272,555)	—
Borrowings on affiliate note	1,960	—	—
Payments on affiliate note	(1,960)	—	—
Debt placement costs	(426)	(2,683)	(2,048)
Payment of debt prepayment premium	—	(1,984)	—
Net receipt from financial derivatives	—	4,556	10,312
Capital contributions by affiliate	17,918	5,218	3,709
Sales of limited partner units to public (less underwriters’ commissions and payment of offering costs)	506,751	—	—
Increase in outstanding checks	—	3,026	2,671
Other	14	—	—

Net cash used by financing activities	(197,904)	(105,649)	(93,186)

Change in cash and cash equivalents	(29,586)	(6,039)	36,974
Cash and cash equivalents at beginning of period	36,563	6,977	938

Cash and cash equivalents at end of period	$6,977	$938	$37,912

Supplemental non-cash financing activity:
Issuance of MMP common units in settlement of MMP’s long-term incentive plan awards	$—	$7,406	$8,536

Revised as described in Note 1. See notes to consolidated financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENT OF OWNERS’ EQUITY

(In thousands)

	Partners’ Capital
	Common	General Partner	Partners’ Accumulated Other Comprehensive Loss	Non-controlling Owners’ Interest	Total Owners’ Equity
Balance, January 1, 2006	$(213,667)	$14	$(31)	$1,394,036	$1,180,352
Comprehensive income:
Net income (loss)	38,955	(4,449)	—	148,292	182,798
Amortization of net loss on cash flow hedges	—	—	4	208	212
Net gain on cash flow hedges	—	—	5	231	236
Adjustment to additional minimum pension liability	—	—	7	336	343

Total comprehensive income (loss)	38,955	(4,449)	16	149,067	183,589
Adjustment to recognize the funded status of postretirement plans	—	—	(186)	(9,119)	(9,305)
Issuance of common units to public (22 million units)	506,751	—	—	—	506,751
Adjustment to reflect gain on sale of MMP units following the termination of MMP’s subordination period	277,392	—	—	(277,392)	—
Affiliate capital contributions	—	17,918	—	—	17,918
Distributions	(563,678)	(3)	—	(151,635)	(715,316)
Equity method incentive compensation expense	1,770	—	—	—	1,770
Other	18	(2)	—	—	16

Balance, December 31, 2006	47,541	13,478	(201)	1,104,957	1,165,775
Comprehensive income:
Net income (loss)	61,580	(6,182)	—	175,356	230,754
Net gain on cash flow hedges	—	—	100	4,918	5,018
Amortization of net gain on cash flow hedges	—	—	(8)	(411)	(419)
Pension settlement expense and amortization of prior service cost and net actuarial loss	—	—	37	1,796	1,833
Adjustment to recognize the funded status of postretirement plans	—	—	(19)	(920)	(939)

Total comprehensive income (loss)	61,580	(6,182)	110	180,739	236,247
Affiliate capital contributions	—	5,218	—	—	5,218
Distributions	(67,252)	(9)	—	(165,866)	(233,127)
Issuance of MMP common units in settlement of MMP’s long-term incentive plan awards	—	—	—	7,406	7,406
Equity method incentive compensation expense	3,076	—	—	—	3,076
Other	(29)	—	—	—	(29)

Balance, December 31, 2007	44,916	12,505	(91)	1,127,236	1,184,566
Comprehensive income:
Net income (loss)	87,733	(2,060)	—	244,430	330,103
Amortization of net gain on cash flow hedges	—	—	(3)	(161)	(164)
Amortization of prior service credit and net actuarial loss	—	—	(2)	(86)	(88)
Adjustment to recognize the funded status of postretirement plans	—	—	(244)	(12,028)	(12,272)

Total comprehensive income (loss)	87,733	(2,060)	(249)	232,155	317,579
Affiliate capital contributions	—	3,709	—	—	3,709
Distributions	(82,756)	(12)	—	(181,542)	(264,310)
Equity method incentive compensation expense	4,138	—	—	—	4,138
Issuance of MMP common units in settlement of MMP’s long-term incentive plan awards	—	—	—	8,536	8,536
Acquisition of general partner	14,142	(14,142)	—	—	—
Other	(110)	—	—	24	(86)

Balance, December 31, 2008	$68,063	$—	$(340)	$1,186,409	$1,254,132

Revised as described in Note 1. See notes to consolidated financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

These financial statements were originally the financial statements of Magellan Midstream Holdings, L.P. (“MGG”), prior to the completion of the Simplification (See Note 2—Simplification Agreement below) on September 28, 2009. The Simplification was accounted for in accordance with Accounting Standards Codification (“ASC”) 810-10-45; Paragraphs 22 and 23, Consolidation—Overall—Changes in Parent’s Ownership Interest in a Subsidiary. Under ASC 810, the exchange of MGG units for Magellan Midstream Partners, L.P. (“MMP”) units was accounted for as an MGG equity issuance and MGG was the surviving entity. Although MGG was the surviving entity for accounting purposes, MMP was the surviving entity for legal purposes as provided for by the Simplification Agreement; consequently, the name on these financial statements was changed from “Magellan Midstream Holdings, L.P.” to “Magellan Midstream Partners, L.P.”

Historically, MGG’s sole ownership of MMP’s general partner, Magellan GP, LLC (“MMP GP”), provided MGG with an approximate 2% general partner interest in MMP. MGG’s ownership of MMP’s general partner interest gave it control of MMP as the limited partner interests of MMP (i) did not have the substantive ability to dissolve MMP, (ii) could remove MMP GP as MMP’s general partner only with a supermajority vote of MMP’s common units representing limited partner interest in it (“ MMP limited partner units”) and the MMP limited partner units which could be voted in such an election were restricted, and (iii) did not possess substantive participating rights in MMP’s operations. As a result, MGG’s consolidated financial statements included the assets, liabilities and cash flows of MMP and MMP GP.

At December 31, 2008, MGG had no substantial assets and liabilities other than those of MMP, which MGG consolidated. Historically, MGG’s consolidated balance sheet included non-controlling owners’ interests of consolidated subsidiaries, which reflected the proportion of MMP owned by its partners other than MGG. MMP’s outside ownership interest was approximately 98% at December 31, 2006, 2007 and 2008. (See Note 24—Subsequent Events for a discussion of changes in MGG’s ownership interest in MMP, which occurred after December 31, 2008.) In addition, MGG’s consolidated balance sheet reflected adjustments to the historical amounts reported on MMP’s balance sheet for the fair value of MGG’s proportionate share of MMP’s assets and liabilities at the time of its acquisition of interest in MMP and Magellan GP, LLC. Historically, MGG’s only cash-generating asset was its ownership interest in Magellan GP, LLC, which owned the general partner interest and incentive distribution rights in MMP. Therefore, MGG’s operating cash flows were dependent upon MMP’s ability to make cash distributions and the distributions it received were subject to MMP’s cash distribution policies.

Because of the changes the Simplification Agreement has had on these financial statements and MMP’s organizational structure, and because the nature of the pre-simplification and post-simplification Magellan entities are significantly different, management believed the use of the terms “we,” “our,” “us” and similar language would be confusing. Therefore, these notes to consolidated financial statements refer to specific Magellan entities, with Magellan Midstream Partners, L.P. prior to the simplification referred to as “MMP” and after the simplification as “Magellan Partners”.

2.	Simplification Agreement

In March 2009, MMP and its general partner and MGG and its general partner entered into an Agreement Relating to Simplification of Capital Structure (the “Simplification Agreement” or “the simplification”). Pursuant to the Simplification Agreement, which was approved by both MMP’s and MGG’s unitholders on September 25, 2009, MMP amended and restated its existing partnership agreement to provide for the transformation of the incentive distribution rights and approximate 2% general partner interest owned by MMP GP into common units in MMP and a non-economic general partner interest (the “transformation”). Once the transformation was completed, MMP GP distributed the common units of MMP that it received in the transformation to MGG (the “unit distribution”). Once the transformation and unit distribution were completed, pursuant to a Contribution and Assumption Agreement: (i) MGG contributed 100% of its member interests in Magellan Midstream Holdings GP, LLC (“MGG GP”), its general partner, to MMP GP; (ii) MGG contributed 100% of its member interests in MMP GP to MMP; (iii) MGG contributed to MMP all of its cash and assets, other than the common units of MMP it received in the unit distribution; and (iv) MMP assumed all of MGG’s liabilities (collectively, the “contributions”). Once the transformation, unit distribution and contributions were completed, MGG distributed the common units in MMP it received in the unit distribution to its unitholders (the “redistribution”) and was dissolved. The transformation of the general partner interest and incentive distribution rights into common units in Magellan Partners occurred on September 28, 2009 and the Simplification Agreement closed on September 30, 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to the Simplification Agreement, MGG received approximately 39.6 million of MMP’s common units in the transformation and unit distribution and each of MGG’s unitholders received 0.6325 of MMP common units in the redistribution for each MGG common unit they owned. As a result, the number of limited partner units outstanding increased from 67.0 million units (MMP pre-simplification) to 106.6 million units (Magellan Partner post-simplification). However, for historical reporting purposes, the impact of this change resulted in a reverse unit split of 0.6325 to 1.0. Therefore, the weighted average units outstanding used for basic and diluted earnings per unit calculations are MGG’s historical weighted average units outstanding adjusted for the retrospective application of the reverse unit split. Amounts reflecting historical MGG limited partner unit or phantom units included in this report, have been retrospectively adjusted, as applicable, for the reverse units split.

The reconciliation of MMP’s historical net income to the net income reported in these financial statements is as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008
Net income, as previously reported	$192,728	$242,790	$346,613
Depreciation expense	(15,348)	(15,348)	(15,348)
Other adjustments	5,418	3,312	(1,162)

Net income	$182,798	$230,754	$330,103

At the time of MGG’s acquisition of general and limited partner interests in MMP on June 17, 2003, MGG recorded MMP’s property, plant and equipment at 54.6% of their fair values and at 46.4% of their historical carrying values reflecting MGG’s ownership percentages in MMP at that time. This step-up in basis is the reason MGG recorded higher depreciation expense than MMP. Other adjustments include the amortization of the step-up to fair value made by MGG on June 17, 2003 of other items, including the fair value of MMP’s debt and certain commercial contracts. Additionally, other adjustments include the stand-alone general and administrative (“G&A”) expenses that MGG incurred.

Magellan GP, LLC continues to manage Magellan Partners following the simplification and Magellan Partners’ management team continues in their respective roles. Additionally, three of the four independent members of MGG’s general partner’s board of directors have joined the board of directors of MMP GP. The other independent member of MGG’s general partner’s board of directors, Patrick C. Eilers, was already serving as an independent member of MMP GP’s board of directors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Organization and Description of Business

Magellan Partners is a Delaware limited partnership, and its units are traded on the New York Stock Exchange under the ticker symbol “MMP.” Magellan GP, LLC, a Delaware limited liability company, serves as Magellan Partners’ general partner. Magellan Partners and Magellan GP, LLC have contracted with Magellan Midstream Holdings GP, LLC to provide all the G&A services and operating functions required for MMP’s operations. Until September 28, 2009, the organizational structure and that of MMP’s affiliate entities, as well as how these affiliates have been referred to these notes to consolidated financial statements, was as follows:

The agreement relating to the simplification of MMP’s capital structure (see Note 2—Simplification Agreement) was approved by MMP’s and MGG’s unitholders on September 25, 2009; and MMP’s organization structure, effective September 28, 2009, became as follows:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating Segments

Magellan Partners owns a petroleum products pipeline system, petroleum products terminals and an ammonia pipeline system. Magellan Partners’ reportable segments offer different products and services and are managed separately because each requires different marketing strategies and business knowledge. During 2008, MMP acquired petroleum products terminals in Bettendorf, Iowa and Wrenshall, Minnesota and a petroleum products terminal in Mt. Pleasant, Texas along with a 76-mile petroleum products pipeline for $38.3 million plus related liabilities assumed of $2.6 million. The results of these facilities were included in MMP’s petroleum products pipeline system segment from their respective acquisition dates.

Petroleum Products Pipeline System. MMP’s petroleum products pipeline system historically included approximately 8,700 miles of pipeline and 49 terminals that provide transportation, storage and distribution services. See Note 24—Subsequent Events for acquisitions MMP completed during 2009. MMP’s petroleum products pipeline system covers a 13-state area extending from Texas through the Midwest to Colorado, North Dakota, Minnesota, Wisconsin and Illinois. The products transported on MMP’s pipeline system are primarily gasoline, distillates, LPGs and aviation fuels. Product originates on the system from direct connections to refineries and interconnects with other interstate pipelines for transportation and ultimate distribution to retail gasoline stations, truck stops, railroads, airports and other end-users. Magellan Partners has an ownership interest in Osage Pipe Line Company, LLC (“Osage Pipeline”), which owns the 135-mile Osage pipeline that transports crude oil from Cushing, Oklahoma to El Dorado, Kansas and has connections to National Cooperative Refining Association’s refinery in McPherson, Kansas and the Frontier refinery in El Dorado, Kansas. Magellan Partners’ petroleum products blending and fractionation operations are also included in the petroleum products pipeline system segment.

Petroleum Products Terminals. Most of Magellan Partners’ petroleum products terminals are strategically located along or near third-party pipelines or petroleum refineries. The petroleum products terminals provide a variety of services such as distribution, storage, blending, inventory management and additive injection to a diverse customer group including governmental customers and end-users in the downstream refining, retail, commercial trading, industrial and petrochemical industries. Products stored in and distributed through the petroleum products terminal network include refined petroleum products, blendstocks, crude oils, heavy oils and feedstocks. The terminal network consists of seven marine terminals and 27 inland terminals. Five of Magellan Partners’ marine terminal facilities are located along the Gulf Coast and two marine terminal facilities are located on the East Coast. Magellan Partners’ inland terminals are located primarily in the southeastern United States.

Ammonia Pipeline System. The ammonia pipeline system consists of a 1,100-mile ammonia pipeline and six company-owned terminals. Shipments on the pipeline primarily originate from ammonia production plants located in Borger, Texas and Enid and Verdigris, Oklahoma for transport to terminals throughout the Midwest. The ammonia transported through the system is used primarily as nitrogen fertilizer.

All intercompany transactions have been eliminated from these financial statements.

4.	Initial Public Offering and Sale of Units by MGG Midstream Holdings, L.P.

Initial Public Offering

On February 15, 2006, MGG completed an initial public offering of its limited partner units. The managing underwriters for this transaction were Citigroup Global Markets, Inc., Lehman Brothers, Inc., Goldman Sachs & Company and Wachovia Securities. In this transaction, MGG issued and sold 13.9 million of its limited partner units to the public, which represented 35% of its limited partner units. The other 25.7 million units, representing 65% of its limited partner units, were owned at that time by MGG Midstream Holdings, L.P. (“MGG MH”). MGG received gross proceeds of $539.0 million from the sale and net proceeds were $506.8 million, after underwriter commissions of $28.3 million, legal, accounting and other professional fees of $2.6 million and a structuring fee of $1.3 million. The net proceeds were distributed to MGG MH, the previous owners of those units.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sale of Units by MGG MH

On April 3, 2007, MGG entered into a Common Unit Purchase Agreement (the “Purchase Agreement”) in connection with the direct sale of 14.7 million common units (the “Purchased Units) representing limited partner interests in MGG by MGG MH to a number of purchasers (the “Purchasers”). MGG did not receive any of the proceeds of this sale. This sale reduced MGG MH’s ownership in its limited partner units from 65% to 28%. In the Purchase Agreement, MGG made certain representations and warranties to the Purchasers regarding the validity of the common units and the status of its partnership.

In connection with this Purchase Agreement, MGG also entered into a Registration Rights Agreement with the purchasers of the common units (the “Registration Rights Agreement”). The Registration Rights Agreement required MGG to file a shelf registration statement with the Securities and Exchange Commission (“SEC”), providing for the resale from time to time of the Purchased Units held by the Purchasers. The Registration Rights Agreement contained provisions which allowed, under certain circumstances, the right to delay the Purchasers from selling their common units; however, this delay right was limited to 60 days in any 180-day period and 90 days in any 365-day period.

In addition, MGG entered into an Indemnification Agreement dated April 3, 2007 (the “Indemnification Agreement”) with MGG MH, which expired on April 3, 2009. Under the Indemnification Agreement, MGG MH agreed to indemnify MGG for one-half of any obligations, subject to a $10.0 million cap, MGG might incur related to the registration statement not being available for more than 60 days in any 180-day period or 90 days in any 365-day period. MGG MH also agreed to retain unencumbered net assets sufficient to cover these indemnification obligations.

In September 2007, MGG MH sold 5.4 million MGG limited partner units in a secondary offering. MGG did not receive any of the proceeds from these sales. This offering was made pursuant to the shelf registration statement and supplemental prospectus filed by MGG with the SEC. MGG MH’s limited partner ownership interest in MGG decreased from 28% to 14% following this transaction.

In December 2008, MGG acquired its general partner from MGG MH and MGG MH distributed all of its remaining 5.6 million MGG common units to its equity owners. MGG did not issue additional common units as a result of these transactions. Concurrent with this transaction, MGG and MGG MH entered into a Termination Agreement, under which, among other things, the provisions of the Indemnification Agreement between MGG MH and MGG, as discussed above, was terminated.

5.	Summary of Significant Accounting Policies

Use of Estimates. The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that existed at the date of Magellan Partners’ consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.

Regulatory Reporting. Magellan Partners’ petroleum products pipelines are subject to regulation by the Federal Energy Regulatory Commission (“FERC”), which prescribes certain accounting principles and practices for the annual Form 6 report filed with the FERC that differ from those used in these financial statements. Such differences relate primarily to capitalization of interest, accounting for gains and losses on disposal of property, plant and equipment and other adjustments. We follow U.S. generally accepted accounting principles (“GAAP”) where such differences of accounting principles exist.

Cash Equivalents. Cash and cash equivalents include demand and time deposits and other highly marketable securities with original maturities of three months or less when acquired.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable represent valid claims against non-affiliated customers and are recognized when products are sold or services are rendered on credit terms. Magellan Partners extends credit terms to certain customers based on historical dealings and to other customers after a review of various credit indicators. An allowance for doubtful accounts is established for all or any portion of an account where collections are considered to be at risk and reserves are evaluated no less than quarterly to determine their adequacy. Judgments relative to at-risk accounts include the customers’ current financial condition, the customers’ historical relationship with MMP and current and projected economic conditions. Accounts receivable are written off when the account is deemed uncollectible.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventory Valuation. Inventory is comprised primarily of refined petroleum products, natural gas liquids, transmix and additives, which are stated at the lower of average cost or market.

Property, Plant and Equipment. Property, plant and equipment consist primarily of pipeline, pipeline-related equipment, storage tanks and processing equipment. Property, plant and equipment are stated at cost except for impaired assets. Impaired assets are recorded at fair value on the last impairment evaluation date for which an adjustment was required.

Most of Magellan Partners’ assets are depreciated individually on a straight-line basis over their useful lives; however, the individual components of certain assets, such as some of Magellan Partners’ older tanks, are grouped together into a composite asset and those assets are depreciated using a composite rate. Magellan Partners assigns asset lives based on reasonable estimates when an asset is placed into service. Subsequent events could cause Magellan Partners to change its estimates, which would impact the future calculation of depreciation expense. The depreciation rates for most of Magellan Partners’ pipeline assets are approved and regulated by the FERC. Assets with the same useful lives and similar characteristics are depreciated using the same rate. The range of depreciable lives by asset category is detailed in Note 9—Property, Plant and Equipment.

The carrying value of property, plant and equipment sold or retired and the related accumulated depreciation is removed from Magellan Partners’ accounts and any associated gains or losses are recorded on its income statement in the period of sale or disposition.

Expenditures to replace existing assets are capitalized and the replaced assets are retired. Expenditures associated with existing assets are capitalized when they improve the productivity or increase the useful life of the asset. Direct project costs such as labor and materials are capitalized as incurred. Indirect project costs, such as overhead, are capitalized based on a percentage of direct labor charged to the respective capital project. Expenditures for maintenance, repairs and minor replacements are charged to operating expense in the period incurred.

Asset Retirement Obligation. Magellan Partners records asset retirement obligations under the provisions of ASC 410-20, Environmental Obligations—Asset Retirement Obligations. ASC 410-20 requires the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred, if the liability can be reasonably estimated. When the liability is initially recorded, the carrying amount of the related asset is increased by the amount of the liability. Over time, the liability is accreted to its future value, with the accretion recorded to expense. ASC 410-20 also requires that where there is an obligation to perform an asset retirement activity, even though uncertainties exist about the timing or method of settlement, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be determined.

Magellan Partners’ operating assets generally consist of underground refined products and ammonia pipelines and related facilities along rights-of-way and above-ground storage tanks and related facilities. Magellan Partners’ rights-of-way agreements typically do not require the dismantling, removal and reclamation of the rights-of-way upon permanent removal of the pipelines and related facilities from service. Additionally, management is unable to predict when, or if, Magellan Partners’ pipelines, storage tanks and related facilities would become completely obsolete and require decommissioning. Accordingly, at December 31, 2008, except for a $1.5 million liability associated with anticipated tank liner replacements, MMP has recorded no liability or corresponding asset in conjunction with ASC 410-20 as both the amounts and future dates of when such costs might be incurred are indeterminable.

Equity Investments. Magellan Partners accounts for investments greater than 20% in affiliates which it does not control by the equity method of accounting. Under this method, an investment is recorded at Magellan Partners’ acquisition cost, plus Magellan Partners’ equity in undistributed earnings or losses since acquisition, less distributions received and less amortization of excess net investment. Excess net investment is the amount by which Magellan Partners’ initial investment exceeded its proportionate share of the book value of the net assets of the investment. Magellan Partners amortizes excess net investment over the weighted-average depreciable asset lives of the equity investee as of the date of the equity investment. Historically, MMP evaluated equity investments for impairment annually or whenever events or circumstances

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

indicate that there is an other-than-temporary loss in value of the investment. In the event Magellan Partners determines that the loss in value of an investment is other-than-temporary, it would record a charge to earnings to adjust the carrying value to fair value. MMP recorded no equity investment impairments during 2006, 2007 or 2008.

Goodwill and Other Intangible Assets. Magellan Partners has adopted the provisions of ASC 850-20-35, Goodwill and Other—Subsequent Measurement. In accordance with this ASC, goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is no longer amortized but is evaluated periodically for impairment. Goodwill was $11.9 million and $14.8 million at December 31, 2007 and 2008, respectively. Of Magellan Partners’ reported goodwill at December 31, 2008, $11.9 million was acquired in transactions involving its petroleum products terminals segment and $2.9 million was acquired in a transaction involving its petroleum products pipeline system segment.

The determination of whether goodwill is impaired is based on management’s estimate of the fair value of Magellan Partners’ reporting units using a discounted future cash flow (“DFCF”) model as compared to their carrying values. Critical assumptions used in Magellan Partners’ DFCF model included: (i) time horizon of 20 years, (ii) revenue growth of 1.5% per year and expense growth of 1.5% per year, except G&A costs with an assumed growth of 4.0% per year, (iii) weighted-average cost of capital of 11.5% based on assumed cost of debt of 8.0%, assumed cost of equity of 15.0% and a 50%/50% debt-to-equity ratio, (iv) annual maintenance capital spending growth of 2.5% and (v) 8 times earnings before interest, taxes and depreciation and amortization multiple for terminal value. MMP selected October 1 as its impairment measurement test date and has determined that its goodwill was not impaired as of October 1, 2006, 2007 or 2008. If impairment were to occur, the amount of the impairment would be charged against earnings in the period in which the impairment occurred. The amount of the impairment would be determined by subtracting the implied fair value of the reporting unit goodwill from the carrying amount of the goodwill.

Judgments and assumptions are inherent in management’s estimates used to determine the fair value of Magellan Partners’ operating segments. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges in the financial statements.

Other intangible assets are amortized over their estimated useful lives of 5 years up to 25 years. The weighted-average asset life of MMP’s other intangible assets at December 31, 2008 was approximately 9 years. The useful lives are adjusted if events or circumstances indicate there has been a change in the remaining useful lives. Magellan Partners’ other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the recoverability of the carrying amount of the intangible asset should be assessed. MMP recognized no impairments for other intangible assets in 2006, 2007 or 2008. Amortization of other intangible assets was $1.6 million during 2006 and $1.5 million during both 2007 and 2008.

Impairment of Long-Lived Assets. Magellan Partners has adopted the provisions of ASC 360-10-35, Property, Plant and Equipment—Overall—Subsequent Measurement. In accordance with this ASC, Magellan Partners evaluates its long-lived assets of identifiable business activities, other than those held for sale, for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. The amount of the impairment recognized is calculated as the excess of the carrying amount of the asset over the fair value of the assets, as determined either through reference to similar asset sales or by estimating the fair value using a discounted cash flow approach.

Long-lived assets to be disposed of through sales that meet specific criteria are classified as “held for sale” and are recorded at the lower of their carrying value or the estimated fair value less the cost to sell. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change. MMP had no significant assets classified as “held for sale” during the years ended December 31, 2006, 2007 or 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Judgments and assumptions are inherent in management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges in the financial statements.

MMP recorded impairments against the earnings of its petroleum products pipeline system segment of $3.0 million in 2006 and $2.2 million in 2007. Impairments recorded during 2008 were insignificant. The inputs for the valuation models used in determining the fair value of assets impaired during 2006, 2007 and 2008 were Level 3—Significant Unobservable Inputs as described in ASC 820, Fair Value Measurements and Disclosures.

Lease Financings. Direct financing leases are accounted for such that the minimum lease payments plus the unguaranteed residual value accruing to the benefit of the lessor is recorded as the gross investment in the lease. The net investment in the lease is the difference between the total minimum lease payment receivable and the associated unearned income.

Debt Placement Costs. Costs incurred for debt borrowings are capitalized as paid and amortized over the life of the associated debt instrument using the effective interest method. When debt is retired before its scheduled maturity date, any remaining placement costs associated with that debt are written off. When Magellan Partners increases the borrowing capacity of its revolving credit facility, the unamortized deferred costs associated with the old revolving credit facility, any fees paid to the creditor and any third-party cost incurred are capitalized and amortized over the term of the new revolving credit facility.

Capitalization of Interest. Interest on borrowed funds is capitalized on projects during construction based on the weighted-average interest rate of Magellan Partners’ debt. Magellan Partners capitalizes interest on all construction projects requiring three months or longer to complete with total costs exceeding $0.5 million.

Pension and Postretirement Medical and Life Benefit Obligations. MGG historically consolidated MGG GP and MMP historically recognized the liabilities and expenses associated with certain benefit plans sponsored by MGG GP, which covered substantially all of MGG GP’s employees. The plans included two pension plans for union employees, a separate pension plan for other employees, a postretirement medical and life benefit plan for selected employees and a defined contribution plan. The pension and postretirement benefit liabilities in these financial statements represented the funded status of the present value of benefit obligations of these plans.

MGG GP’s pension, postretirement medical and life benefits costs were developed from actuarial valuations. Actuarial assumptions were established to anticipate future events and were used in calculating the expense and liabilities related to these plans. These factors include assumptions management made with regard to interest rates, expected investment return on plan assets, rates of increase in health care costs, turnover rates and rates of future compensation increases, among others. In addition, subjective factors such as withdrawal and mortality rates were used to develop actuarial valuations. Management reviews and updates these assumptions on an annual basis. The actuarial assumptions that MMP used may differ from actual results due to changing market rates or other factors. These differences could result in a significant impact to the amount of pension and postretirement medical and life benefit expense Magellan Partners has recorded or may record.

Paid-Time Off Benefits. Liabilities for paid-time off benefits are recognized for all employees performing services for Magellan Partners and MGG when earned by those employees. Consolidated paid-time off liabilities were $8.8 million and $9.8 million at December 31, 2007 and 2008, respectively. These balances represent the remaining vested paid-time off benefits of employees who supported Magellan Partners and MGG. Liabilities for paid-time off were reflected in the payroll and benefits balances of the consolidated balance sheets.

Derivative Financial Instruments. Magellan Partners accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet at fair value as either assets or liabilities.

For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated. Derivative financial instruments qualifying for hedge accounting treatment can generally be divided into two categories: (1) cash flow hedges and (2) fair value hedges. Cash flow hedges are executed to hedge the variability in cash flows related to a forecasted transaction. Fair value hedges are executed to hedge the value of a recognized asset or liability. At inception of a hedged transaction, Magellan Partners documents the relationship between the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hedging instrument and the hedged item, the risk management objectives and the methods used for assessing and testing correlation and hedge effectiveness. Magellan Partners also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows or fair value of the hedge item. If Magellan Partners determines that a derivative, originally designated as a cash flow or fair value hedge, is no longer highly effective, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings. The changes in fair value of derivative financial instruments that either do not qualify for hedge accounting or are not designated a hedging instrument are included in current earnings.

As part of Magellan Partners’ risk management process, it assesses the creditworthiness of the financial and other institutions with which it executes financial derivatives. Magellan Partners uses, or has used, derivative agreements primarily for fair value hedges of its debt, cash flow hedges of forecasted debt transactions and for forward purchases and forward sales of petroleum products. Such financial instruments involve the risk of non-performance by the counterparty, which could result in material losses to Magellan Partners.

Magellan Partners uses derivatives to help manage product purchases and sales. Derivatives that qualify for and are designated as normal purchases and sales are accounted for using traditional accrual accounting. As of December 31, 2008, MMP had commitments under forward purchase contracts for product purchases of approximately 0.1 million barrels that were accounted for as normal purchases totaling approximately $8.4 million and had commitments under forward sales contracts for product sales of approximately 0.2 million barrels that were accounted for as normal sales totaling approximately $8.8 million.

MMP has entered into New York Mercantile Exchange (“NYMEX”) commodity based futures contracts to hedge against price changes on the petroleum products it expects to sell in the future. These contracts did not qualify as normal sales or for hedge accounting treatment under ASC 815; therefore, MMP recognized gains or losses from these agreements currently in earnings. At December 31, 2008, the fair value of MMP’s NYMEX agreements, representing 0.6 million barrels of petroleum products, was $20.2 million, which MMP recognized as energy commodity derivative contracts on its consolidated balance sheets and product sales revenues on its consolidated statements of income.

Magellan Partners also uses interest rate derivatives to help manage interest rate risk. For derivatives designated as hedging instruments, Magellan Partners reports gains, losses and any ineffectiveness from interest rate derivatives in other income in its results of operations. Magellan Partners recognizes the effective portion of cash flow hedges, which hedge against changes in interest rates, as adjustments to other comprehensive income. Magellan Partners records the non-current portion of unrealized gains or losses associated with fair value hedges on long-term debt as adjustments to long-term debt with the current portion recorded as adjustments to interest expense. Magellan Partners reports the change in fair value of interest rate derivatives that are not designated as hedging instruments currently in earnings.

See Comprehensive Income in this Note 5 for details of the derivative gains and losses included in accumulated other comprehensive loss.

Revenue Recognition. Petroleum pipeline and ammonia transportation revenues are recognized when shipments are complete. For shipments of product under published tariffs that combine transportation and terminalling services, shipments are complete when a customers takes possession of its product out of Magellan Partners’ system through tanker trucks, railcars or third-party pipelines. For all other shipments where terminalling services are not included in the tariff, shipments are complete when the product arrives at the customer-designated delivery point. Injection service fees associated with customer proprietary additives are recognized upon injection to the customer’s product, which occurs at the time a customer takes possession of its product. Leased tank storage, pipeline capacity leases, terminalling, throughput, ethanol loading and unloading services, laboratory testing, data services, pipeline operating fees and other miscellaneous service-related revenues are recognized upon completion of contract services. Product sales are recognized upon delivery of the product to Magellan Partners’ customers. Product sales are increased for gains and decreased for losses associated with the change in fair value of Magellan Partners’ NYMEX agreements that do not qualify for hedge accounting treatment.

Deferred Transportation Revenue and Costs. Customers of Magellan Partners’ petroleum products pipeline are invoiced for transportation services when their product enters Magellan Partners’ system. At each period end, Magellan Partners records all invoiced amounts associated with products that have not yet been delivered (as defined in Revenue Recognition above) as a deferred liability. Additionally, at each period end Magellan Partners defers the direct costs its has incurred associated with these in-transit products until delivery occurs. These deferred costs are determined using judgments and assumptions that management considers reasonable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Excise Taxes Charged to Customers. Revenues are recorded net of all amounts charged to customers for excise taxes.

Variable-rate Terminalling Agreement. MMP’s operations have historically included terminalling agreements with customers under which MMP provided storage rental and throughput fees based on discounted rates. In addition to the discounted storage rentals and throughput fees, MMP’s revenues also included a variable-rate storage fee equal to half of cumulative profits, in excess of an established threshold, its customer derived from trading petroleum products through its storage tank over the contract period. For all of these agreements, MMP was under no obligation to share in any trading losses sustained by its customer. Under these agreements, MMP recognized the discounted storage rental and throughput fees each accounting period as the services were performed. However, the cumulative amounts of trading profits or losses over the contract period that were realized by its customer (and therefore, the revenue MMP earned related to these shared trading profits) were not determinable until the end of the contract term. For example, trading losses sustained by MMP’s customer on the last day of the contract period could offset all trading profits realized up to that point during the year, in which case, the cumulative trading profit over the contract period would be zero. In such a case, MMP would recognize no revenues under the variable-rate portion of the agreement. Based on the circumstances of these agreements and in accordance with ASC 605-20-S25, Revenue Recognition-Services-Recognition-Accounting for Management Fees Based on a Formula, MMP’s policy was to defer recognition of the variable-rate portion of revenue from these agreements until the end of the contract term. MMP recognized $6.4 million of variable-rate terminalling revenues when a contract term expired on January 31, 2006 and $3.0 million, $2.8 million and $0.9 million when contract terms expired on December 31, 2006, 2007 and 2008, respectively.

In March 2008, in conjunction with MMP’s assignment of a supply agreement, MMP entered into an additional agreement with the assignee under which MMP agreed that if the pricing under the supply agreement, less associated operational costs, did not exceed MMP’s full tariff charge, then MMP would share in 50% of any shortfall versus MMP’s full tariff, and similarly, MMP would be entitled to 50% of any excess above a certain threshold that included MMP’s tariff charge. The agreement was structured such that MMP’s share of the 50% shortfall cannot exceed the tariff it receives from transporting the associated barrels. All adjustments resulting from this agreement were reflected in transportation and terminals revenues. For the period from inception of the agreement through December 31, 2008, MMP’s 50% share of the profits from this agreement was $1.8 million.

G&A Expenses. Under a services agreement between MMP, MGG and MGG’s general partner, MMP historically reimbursed MGG for the direct and indirect G&A expenses MGG incurred on MMP’s behalf. Also, MGG historically reimbursed MMP for G&A expenses that MMP incurred in excess of a G&A cap and these costs were, in turn, reimbursed to MGG by MGG MH. MGG recorded these reimbursements as a capital contribution from its general partner and the associated expense was specifically allocated to MGG’s general partner.

Equity-Based Incentive Compensation Awards. MMP GP has issued incentive awards of phantom units without distribution equivalent rights representing limited partner interests in Magellan Partners to certain of MGG GP’s employees who supported Magellan Partners’ operations. MMP GP has also issued phantom units with distribution equivalent rights to certain of its directors. Additionally, Magellan Partners’ general partner has issued awards of phantom units in MMP to its directors. These awards were accounted for as prescribed in ASC 718, Compensation—Stock Compensation.

Under ASC 718, Magellan Partners classifies unit award grants as either equity or liabilities. Fair value for award grants classified as equity was determined on the grant date of the award and this value was recognized as compensation expense ratably over the requisite service period, which is the vesting period of each unit award. Fair value for equity awards were calculated as the closing price of MMP common units representing limited partner interests in MMP on the grant date reduced by the present value of expected per-unit distributions to be paid by MMP during the requisite service period. Unit award grants classified as liabilities were re-measured at fair value on the close of business at each reporting period end until settlement date. Compensation expense for liability awards for each period was the re-measured value of the award grants times the percentage of the requisite service period completed less previously-recognized compensation expense. Compensation expense related to unit-based payments was included in operating and G&A expenses in the consolidated statements of income of these financial statements.

Certain unit award grants include performance and other provisions, which can result in payouts to the recipients from zero up to 200% of the amount of the award. Additionally, certain unit award grants are also subject to personal and other performance components which could increase or decrease the number of units to be paid out by 20%. Judgments and assumptions of the final award payouts are inherent in the accruals recorded for unit-based incentive compensation costs. The use of alternate judgments and assumptions could result in the recognition of different levels of unit-based incentive compensation costs in these financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental costs are probable and can be reasonably estimated. Environmental liabilities are recorded on an undiscounted basis except for those instances where the amounts and timing of the future payments are fixed or reliably determinable. Magellan Partners uses the risk-free interest rate to discount these liabilities. At December 31, 2008, expected payments on discounted liabilities were $0.3 million during each year in 2009, 2010 and 2011 and $0.2 million each year in 2012 and 2013 and $4.4 million for all periods thereafter. A reconciliation of the undiscounted environmental liabilities to amounts reported on these consolidated balance sheets is provided in the table below (in thousands). See Note 18—Commitments and Contingencies for a discussion of the changes in environmental liabilities between December 31, 2007 and December 31, 2008.

	December 31,
	2007	2008
Aggregate undiscounted environmental liabilities	$63,165	$47,549
Amount of environmental liabilities discounted	(5,547)	(5,749)

Environmental liabilities as reported	$57,618	$41,800

Environmental liabilities are recorded independently of any potential claim for recovery. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account currently available facts, existing technologies and presently enacted laws and regulations. Accruals for environmental matters reflect prior remediation experience and include an estimate for costs such as fees paid to contractors and outside engineering, consulting and law firms. Magellan Partners maintains selective insurance coverage, which may cover all or portions of certain environmental expenditures. Receivables are recognized in cases where the realization of reimbursements of remediation costs is considered probable. Magellan Partners would sustain losses to the extent of amounts it has recognized as environmental receivables if the counterparties to these transactions become insolvent or are otherwise unable to perform their obligations.

MMP has determined that certain costs would have been covered by indemnifications from a former affiliate, which MMP has settled (see Note 18—Commitments and Contingencies). MMP makes judgments on what would have been covered by these indemnifications. All costs charged to MMP’s income that would have been covered by these indemnifications were charged directly to MMP’s general partner in determining MMP’s allocation of net income (see Non-Controlling Owners’ Interests of Consolidated Subsidiaries in Note 21—Owners’ Equity).

The determination of the accrual amounts recorded for environmental liabilities include significant judgments and assumptions made by management. The use of alternate judgments and assumptions could result in the recognition of different levels of environmental remediation costs in these financial statements.

Income Taxes. Both Magellan Partners and MGG are partnerships for income tax purposes and therefore are not subject to federal income taxes or state income taxes. The tax on Magellan Partners’ and MGG’s net income is borne by their respective individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under Magellan Partners’ and MGG’s partnership agreement. The aggregate difference in the basis of Magellan Partners’ consolidated net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available.

During 2006, the state of Texas passed a law that imposed a partnership-level tax on MMP beginning in 2007 based on the net revenues of its assets apportioned to the state of Texas. This tax is reflected as provision for income taxes in the consolidated results of operations for 2007 and 2008 included in these financial statements.

Allocation of Net Income. During 2006, 2007 and until December 2008, MGG allocated net income attributable to the controlling owners’ interest between its general partner and limited partners based on their respective ownership interests, with adjustments made for any charges specifically allocated to MGG’s general partner. MGG acquired its general partner in December 2008; therefore, all net income subsequent to that date was allocable to MGG’s limited partners. See Note 22—Owners’ Equity for a discussion of how net income is allocated to the non-controlling owners’ interests.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Income Per Unit. Basic net income per unit for each period was calculated by dividing the limited partners’ allocation of net income by the weighted-average number of limited partner units outstanding, retrospectively restated for the reverse unit split that occurred on September 28, 2009 (see Note 2—Simplification Agreement). Certain directors of MGG’s general partner were awarded phantom units that carry distribution equivalent rights. These phantom units were included in the weighted-average number of limited partner units outstanding. Diluted net income per unit for each period was the same calculation as basic net income per unit, except the weighted-average units outstanding include the dilutive effect, if any, of phantom unit grants associated with associated long-term incentive plans.

Comprehensive Income. Comprehensive income was accounted for in accordance with ASC 220, Comprehensive Income. Comprehensive income was determined based on net income adjusted for changes in other comprehensive income (loss) from derivative hedging transactions, related amortization of realized gains/losses and adjustments to record affiliate pension and postretirement benefit obligation liabilities at the funded status of the present value of the benefit obligations. Magellan Partners has recorded total comprehensive income with its consolidated statements of partners’ capital as allowed under ASC 220.

Accumulated other comprehensive loss including both controlling and non-controlling interests was comprised of the following (in thousands):

	Derivative Gains (Losses)	Minimum Pension Liability	Pension and Postretirement Liabilities	Accumulated Other Comprehensive Loss
Balance, January 1, 2006	$(1,230)	$(343)	$—	$(1,573)
Amortization of loss on cash flow hedges	212	—	—	212
Net gain on cash flow hedges	236	—	—	236
Adjustment to additional minimum pension liability	—	343	—	343
Adjustment to recognize the funded status of postretirement benefit plans	—	—	(9,305)	(9,305)

Balance, December 31, 2006	(782)	—	(9,305)	(10,087)
Net gain on cash flow hedges	5,018	—	—	5,018
Amortization of net gain on cash flow hedges	(419)	—	—	(419)
Pension settlement expense and amortization of prior service cost and net actuarial loss	—	—	1,833	1,833
Adjustment to recognize the funded status of postretirement benefit plans	—	—	(939)	(939)

Balance, December 31, 2007	3,817	—	(8,411)	(4,594)
Amortization of net gain on cash flow hedges	(164)	—	—	(164)
Amortization of prior service credit and net actuarial loss	—	—	(88)	(88)
Adjustment to recognize the funded status of postretirement benefit plans	—	—	(12,272)	(12,272)

Balance, December 31, 2008	$3,653	$—	$(20,771)	$(17,118)

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

New Accounting Pronouncements

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP expands the disclosure requirements for employer pension plans and other postretirement benefit plans to include factors that are pertinent to an understanding of investment policies and strategies. The additional disclosure requirements include: (i) for annual financial statements, the fair value of each major category of plan assets separately for pension and other postretirement plans, (ii) a narrative description of the basis used to determine the expected long-term rate of return on asset assumption, (iii) information to enable users of financial statements to assess the inputs and valuation techniques used to develop fair value measurements of plan assets at the annual reporting date, (iv) for fair value measurements using unobservable inputs, disclosure of the effect of the measurements on changes in plan assets for the period. This FSP is effective for fiscal years ending after December 15, 2009, with early application permitted. Provisions of this FSP are not required for earlier periods that are presented for comparative purposes. Adoption of this FSP will not have a material impact on Magellan Partners’ financial position, results of operations or cash flows.

In September 2008, the FASB issued EITF No. 08-6 Equity Method Investment Accounting Considerations. This EITF required entities to measure its equity method investments initially at cost in accordance with SFAS No. 141(R) Business Combinations. Further, the EITF clarified that entities should not separately test an investee’s underlying indefinite-lived intangible asset for impairment; however, they are required to recognize other-than-temporary impairments of an equity method investment in accordance with Accounting Principles Bulletin No. 18, The Equity Method of Accounting for Investments in Common Stock. In addition, entities are required to account for a share issuance by an equity method investee as if the investor had sold a proportionate share of its investment. Any gain or loss to the investor resulting from an investee’s share issuance is to be recognized in earnings. This EITF was effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years and was to be applied prospectively. Earlier application by an entity that had previously adopted an alternative accounting policy was not permitted. Adoption of this EITF did not have a material impact on Magellan Partners’ financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP EITF Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. This FSP clarified that unvested share-based payment awards that contain non-forfeitable rights to distributions or distribution equivalents, whether paid or unpaid, are participating securities as defined in SFAS No. 128, Earnings Per Share and were to be included in the computation of earnings per unit pursuant to the two-class method. This FSP was effective for financial statements issued after December 15, 2008 and interim periods within those years with prior period earnings per unit data retrospectively adjusted. Application of this FSP did not have a material impact on Magellan Partners’ financial position, results of operations or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. This FSP also expanded the disclosures required for recognized intangible assets. This FSP was effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption was prohibited. Adoption of this FSP did not have a material impact on Magellan Partners’ results of operations, financial position or cash flows.

In March 2008, the FASB ratified EITF Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships. Under EITF No. 07-4, the excess of distributions over earnings and/or excess of earnings over distributions for each period are required to be allocated to the entities’ general partner based solely on the general partner’s ownership interest at the time. This EITF was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Magellan Partners’ adoption of this standard, as it relates to these revised financial statements, did not have a material impact on its income allocation methodology or its calculation of earnings per unit. The net income allocation method as presented in these financial statements was the allocation method historically employed by MGG.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities established, among other things, the disclosure requirements for derivative instruments and for hedging activities. SFAS No. 161 amended SFAS No. 133, requiring qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Adoption of this standard did not have a material effect on Magellan Partners’ financial position, results of operations or cash flows.

In February 2008, the FASB issued FSP No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13. FSP No. 157-1 amended SFAS No. 157, Fair Value Measurements, to exclude SFAS No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. However, this scope exception did not apply to assets acquired and liabilities assumed in a business combination that were required to be measured at fair value under SFAS No. 141(R), Business Combinations, or SFAS No. 141 (revised 2007), Business Combinations, regardless of whether those assets and liabilities were related to leases. This FSP was effective with the initial adoption of SFAS No. 157, which MMP adopted on January 1, 2007. Adoption of this FSP did not have a material effect on Magellan Partners’ financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This Statement requires, among other things, that entities; (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) recognize, with certain exceptions, pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) expense, as incurred, acquisition-related transaction costs; and (vi) capitalize acquisition-related restructuring costs only if the criteria in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (as amended) are met as of the acquisition date. This Statement was to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early application was prohibited. MMP’s initial adoption of this Statement did not have a material impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements. This Statement required, among other things, that: (i) the non-controlling interest be clearly identified and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; (iii) all changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently (as equity transactions); (iv) when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any non-controlling equity investment rather than the carrying amount of that retained investment; and (v) sufficient disclosures be made to clearly identify and distinguish between the interests of the parent and the interests of non-controlling owners. SFAS No. 160 was effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Magellan Partners has retrospectively applied SFAS No. 160 to all of the periods presented in this report. This Statement had a significant impact on the presentation of Magellan Partners’ results of operations, as the non-controlling owners’ interest in income, as historically reported by MGG, is no longer reported as a deduction in arriving at net income but instead is now reflected as income attributable to non-controlling owners’ interest. Additionally, components of Magellan Partners’ financial position, as historically reported by MGG, were impacted as the non-controlling owners’ interests are now reported as a component of equity instead of being reported as a liability. This Statement did not materially impact Magellan Partners’ cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permitted entities to choose to measure many financial instruments and certain other items at fair value, with the objective of mitigating volatility in reported earnings caused by measuring related assets and liabilities differently (without being required to apply complex hedge accounting provisions). Magellan Partners can make an election at the beginning of each fiscal year beginning after November 15, 2007 to adopt this Statement. Magellan Partners currently does not plan to adopt this Statement.

In January 2007, the FASB issued Revised Statement 133 Implementation Issue No. G19, Cash Flow Hedges: Hedging Interest Rate Risk for the Forecasted Issuances of Fixed-Rate Debt Arising from a Rollover Strategy. This

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Implementation Issue clarified that in a cash flow hedge of a variable-rate financial asset or liability, the designated risk being hedged cannot be the risk of changes in its cash flows attributable to changes in the specifically identified benchmark rate if the cash flows of the hedged transaction are explicitly based on a different index. MMP’s adoption of this Implementation Issue did not have a material impact on its financial position, results of operations or cash flows.

In January 2007, the FASB issued Statement 133 Implementation Issue No. G26, Cash Flow Hedges: Hedging Interest Cash Flows on Variable-Rate Assets and Liabilities That Are Not Based on a Benchmark Interest Rate. This Implementation Issue clarified, given the guidance in Implementation Issue No. G19, that an entity may hedge the variability in cash flows by designating the hedged risk as the risk of overall changes in cash flows. The effective date of this guidance for MMP was April 1, 2007. MMP’s adoption of this Implementation Issue did not have a material impact on its financial position, results of operations or cash flows.

6.	Consolidated Statements of Cash Flows

Changes in the components of operating assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008
Accounts receivable and other accounts receivable	$(23,390)	$25,404	$24,270
Inventory	(13,395)	(28,912)	72,728
Energy commodity derivative contracts, net of margin deposits	—	—	(1,206)
Supply agreement deposit	1,000	5,000	(18,500)
Long-term receivables	32,277	(562)	411
Accounts payable	15,786	(11,472)	(253)
Accrued payroll and benefits	1,660	4,776	(1,739)
Accrued interest payable	(362)	(2,069)	7,880
Accrued taxes other than income	(348)	3,579	(894)
Accrued product purchases	28,326	(19,868)	(19,356)
Current and noncurrent environmental liabilities	(67)	406	(18,368)
Other current and noncurrent assets and liabilities	(6,116)	(16,371)	(12,806)

Total	$35,371	$(40,089)	$32,167

At December 31, 2006, in accordance with the additional minimum liability provisions of SFAS No. 87, Employers’ Accounting for Pensions and the transition provisions of ASC 715, Compensation—Retirement Benefits, MGG recorded an increase in affiliate payroll and benefits of $0.2 million, an increase in long-term affiliate pension and benefits of $8.8 million and an increase in accumulated other comprehensive loss of $9.0 million. At December 31, 2007 and 2008, MGG increased long-term affiliate pension and benefits liability by $0.9 million and $12.3 million, respectively, resulting in an increase in accumulated other comprehensive loss. These amounts are reflected in these consolidated financial statements. These non-cash amounts were not reflected in the statements of cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Allocation of Net Income

The allocation of net income, as historically reported by MGG, for purposes of both calculating earnings per unit and determining the capital balances of the general partner and the limited partners was as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008
Net income	$182,798	$230,754	$330,103
Portion of net income applicable to ownership interests for the period before completion of MGG’s initial public offering on February 15, 2006	5,886	—	—
Net income applicable to non-controlling owners’ interests (MMP’s net income)	148,292	175,356	244,430

Portion of net income applicable to partners’ interest for the period after MGG’s initial public offering	28,620	55,398	85,673
Direct charges to general partner: Reimbursable G&A costs (a)	4,454	6,191	2,072

Income before direct charges to general partner	33,074	61,589	87,745
General partner’s share of distributions (b)	0.0141%	0.0141%	0.0130%

General partner’s allocated share of income before direct charges	5	9	12
Direct charges to general partner	4,454	6,191	2,072

Net loss allocated to general partner	$(4,449)	$(6,182)	$(2,060)

Portion of net income applicable to partners’ interest for the period after MGG’s initial public offering	$28,620	$55,398	$85,673
Less: net loss allocated to general partner	(4,449)	(6,182)	(2,060)

Net income allocated to limited partners	$33,069	$61,580	$87,733

(a)	A former executive officer of MMP GP had an investment in MGG MH, which until December 2008 indirectly owned a portion of MMP GP. This former executive officer left the company during the fourth quarter of 2006 and MMP was allocated $3.0 million of G&A compensation expense associated with certain distribution payments made by MGG MH to this individual. Reimbursable G&A costs for 2007 and 2008 included $2.1 million and $0.4 million, respectively, of non-cash expenses related to payments by MGG MH to one of MMP’s current executive officers. Because the limited partners did not share in these costs, they were allocated to MGG GP.

(b)	In December 2008, MGG acquired its general partner from MGG MH. MGG’s general partner now owns a non-economic general partner interest in MGG. Subsequent to that transaction, MGG’s general partner has no longer been allocated a portion of consolidated net income.

Charges in excess of the G&A expense cap represent G&A expenses charged against income during each respective period for which MMP and MGG were reimbursed under the terms of a reimbursement agreement with their respective general partner. Consequently, these amounts were charged directly against the general partner’s allocation of net income. These reimbursements were recorded as a capital contribution.

8.	Inventory

Inventory at December 31, 2007 and 2008 was as follows (in thousands):

	2007	2008
Refined petroleum products	$65,215	$20,917
Transmix	32,824	13,099
Natural gas liquids	16,233	7,534
Additives	5,812	6,184
Other	378	—

Total inventory	$120,462	$47,734

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2008, MMP recorded a $19.7 million lower-of-average-cost-or-market adjustment to its transmix inventory associated with its pipeline product overages and shortages. This adjustment was included in operating expenses on the consolidated statement of income included with these financial statements. In addition, during 2008 MMP recorded lower-of-average-cost-or-market adjustments of $6.4 million and $3.0 million to its refined petroleum products inventory and transmix inventory, respectively, associated with its petroleum products blending and fractionation activities. These adjustments were recorded as a component of product purchases on the consolidated statement of income included with these financial statements.

The decrease in refined petroleum products inventory from 2007 to 2008 was primarily attributable to the sale of inventory in connection with the assignment of a product supply agreement to a third-party entity effective March 1, 2008 as well as a significant decrease in the prices of products that comprised inventory during 2008.

9.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,		Estimated Depreciable Lives
	2007	2008
Construction work-in-progress	$112,891	$120,521
Land and rights-of-way	56,769	58,901
Carrier property	1,403,461	1,467,289	6 – 59 years
Buildings	15,548	20,129	20 – 53 years
Storage tanks	427,259	515,706	20 – 40 years
Pipeline and station equipment	225,880	230,517	3 – 59 years
Processing equipment	301,134	405,431	3 – 56 years
Other	59,293	72,178	3 – 48 years

Total	$2,602,235	$2,890,672

Carrier property is defined as pipeline assets regulated by the FERC. Other includes interest capitalized at December 31, 2007 and 2008 of $22.5 million and $25.4 million, respectively. Depreciation expense for the years ended December 31, 2006, 2007 and 2008 was $74.6 million, $77.6 million and $85.0 million, respectively.

10.	Major Customers and Concentration of Risks

Major Customers. The percentage of revenue derived by customers that accounted for 10% or more of consolidated total revenues is provided in the table below. No other customer accounted for more than 10% of Magellan Partners’ consolidated total revenue for 2006, 2007 or 2008. The majority of the revenues from Customers A, B and C resulted from sales to those customers of refined petroleum products that were generated in connection with Magellan Partners’ petroleum products blending and fractionation activities. In general, accounts receivable from these customers are due within 3 days of sale. Prior to August 2006, Customer E purchased petroleum products from MMP pursuant to a third-party supply agreement. In August 2006, Customer E assigned its rights under this supply agreement to Customer D. In March 2008, MMP assigned its obligations under this supply agreement to a third party (see Note 23—Assignment of Supply Agreement).

	Year Ended December 31,
	2006	2007	2008
Customer A	2%	2%	12%
Customer B	1%	1%	12%
Customer C	11%	13%	8%
Customer D	18%	33%	2%
Customer E	29%	0%	0%

Total	61%	49%	34%

Concentration of Risks. Magellan Partners transports, stores and distributes petroleum products for refiners, marketers, traders and end-users of those products. The major concentration of Magellan Partners’ petroleum products

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pipeline system’s revenues is derived from activities conducted in the central United States. Transportation and storage revenues are generally secured by warehouseman’s liens. Magellan Partners periodically evaluates the financial condition and creditworthiness of its customers and require additional security as it deems necessary.

The employees assigned to conduct MMP’s operations were employees of MGG GP. As of December 31, 2008, MGG GP employed 1,204 employees.

At December 31, 2008, the labor force of 577 employees assigned to MMP’s petroleum products pipeline system was concentrated in the central United States. Approximately 37% of these employees were represented by the United Steel Workers Union (“USW”). MGG GP’s collective bargaining agreement with the USW was ratified by the union members in February 2009. This agreement expires January 31, 2012. The labor force of 296 employees assigned to MMP’s petroleum products terminals operations at December 31, 2008 was primarily concentrated in the southeastern and Gulf Coast regions of the United States. Approximately 10% of these employees were represented by the International Union of Operating Engineers (“IUOE”) and covered by a collective bargaining agreement that expires in October 2010. On July 1, 2008, MMP assumed operations of its ammonia pipeline from a third-party pipeline company. At December 31, 2008, the labor force of 19 employees assigned to MMP’s ammonia pipeline system was concentrated in the central United States and none of these employees were covered by a collective bargaining agreement.

11.	Employee Benefit Plans

MGG GP sponsors two union pension plans for certain employees (“USW plan” and “IUOE plan”) and a pension plan for certain non-union employees (“Salaried plan”), a postretirement benefit plan for selected employees and a defined contribution plan. Magellan Partners is required to reimburse MGG GP for all costs for its obligations associated with the pension plans, postretirement plan and defined contribution plan for qualifying individuals assigned to its operations.

In December 2006, MMP adopted ASC 715, Compensation—Retirement Benefits. Upon adoption of ASC 715, MMP recognized the funded status of the present value of its affiliate benefit obligations of MGG GP’s pension plans and its postretirement medical and life benefit plan. The effect of adopting ASC 715 on amounts reported in MMP’s consolidated balance sheets is described in Note 6—Consolidated Statements of Cash Flows.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The annual measurement date of the aforementioned plans is December 31. The following table presents the changes in benefit obligations and plan assets for pension benefits and other postretirement benefits for the years ended December 31, 2007 and 2008 (in thousands):

	Pension Benefits		Other Postretirement Benefits
	2007	2008	2007	2008
Change in benefit obligation:
Affiliate benefit obligation at beginning of year	$43,849	$42,117	$15,004	$17,069
Service cost	5,765	5,473	533	435
Interest cost	2,539	2,698	1,026	1,029
Plan participants’ contributions	—	—	61	108
Actuarial (gain) loss	(837)	2,709	661	1,133
Benefits paid	(951)	(1,799)	(216)	(617)
Pension settlement	(8,248)	—	—	—

Benefit obligation at end of year	42,117	51,198	17,069	19,157
Change in plan assets:
Fair value of plan assets at beginning of year	29,416	36,599	—	—
Employer contributions	15,000	9,143	155	509
Plan participants’ contributions	—	—	61	108
Actual return on plan assets	1,382	(5,730)	—	—
Benefits paid	(951)	(1,799)	(216)	(617)
Pension settlement	(8,248)	—	—	—

Fair value of plan assets at end of year	36,599	38,213	—	—

Funded status at end of year	$(5,518)	$(12,985)	$(17,069)	$(19,157)

Accumulated benefit obligation	$31,139	$38,447

The amounts included in pension benefits in the previous table combine the union pension plans with the Salaried pension plan. At December 31, 2007, the fair value of the USW and Salaried pension plans’ assets exceeded their respective accumulated benefit obligations and the fair value of the IUOE plan assets was equal to its accumulated benefit obligation. At December 31, 2008, the fair value of the USW plan’s assets exceeded the fair value of the accumulated benefit obligation by $1.8 million and the fair value of the Salaried and IUOE plans’ assets combined were $2.0 million less than the fair value of their accumulated benefit obligation.

Amounts recognized in the consolidated balance sheets included in these financial statements were as follows (in thousands):

	Pension Benefits		Other Postretirement Benefits
	2007	2008	2007	2008
Amounts recognized in consolidated balance sheet:
Current accrued benefit cost	$—	$—	$(217)	$(355)
Long-term accrued benefit cost	(5,518)	(12,985)	(16,852)	(18,802)

	(5,518)	(12,985)	(17,069)	(19,157)
Accumulated other comprehensive income:
Net actuarial loss	4,980	15,970	5,384	6,209
Prior service cost (credit)	1,876	1,569	(3,829)	(2,977)

Net amount recognized in consolidated balance sheet	$1,338	$4,554	$(15,514)	$(15,925)

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net pension and other postretirement benefit expense for the years ended December 31, 2006, 2007 and 2008 consisted of the following (in thousands):

	Pension Benefits			Other Postretirement Benefits
	2006	2007	2008	2006	2007	2008
Components of net periodic pension and postretirement benefit expense:
Service cost	$5,587	$5,765	$5,473	$469	$533	$435
Interest cost	2,206	2,539	2,698	834	1,026	1,029
Expected return on plan assets	(1,906)	(2,497)	(2,702)	—	—	—
Amortization of prior service cost (credit)	307	308	307	(851)	(851)	(852)
Amortization of actuarial loss	538	414	150	675	688	307
Pension settlement expense (a)	—	1,274	—	—	—	—

Net periodic expense	$6,732	$7,803	$5,926	$1,127	$1,396	$919

(a)	26 participants took a lump sum distribution from the USW plan in 2007, resulting in a pension settlement expense of $1.3 million.

Expenses related to the defined contribution plan were $4.1 million, $4.6 million and $5.0 million in 2006, 2007 and 2008, respectively.

The estimated net loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 are $1.3 million and $0.3 million, respectively. The estimated net loss and prior service credit for the other defined benefit postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 are $0.5 million and $(0.9) million, respectively.

The weighted-average rate assumptions used to determine benefit obligations as of December 31, 2007 and 2008 were as follows:

	Pension Benefits		Other Postretirement Benefits
	2007	2008	2007	2008
Discount rate—Salaried plan	6.50%	6.00%	N/A	N/A
Discount rate—USW plan	6.50%	6.25%	N/A	N/A
Discount rate—IUOE plan	6.50%	5.75%	N/A	N/A
Discount rate—Other Postretirement Benefits	N/A	N/A	6.50%	5.75%
Rate of compensation increase – Salaried plan	5.00%	5.00%	N/A	N/A
Rate of compensation increase – USW plan	4.50%	4.50%	N/A	N/A
Rate of compensation increase – IUOE plan	5.00%	5.00%	N/A	N/A

The weighted-average rate assumptions used to determine net pension and other postretirement benefit expense for the years ended December 31, 2006, 2007 and 2008 were as follows:

	Pension Benefits			Other Postretirement Benefits
	2006	2007	2008	2006	2007	2008
Discount rate	5.50%	5.75%	6.50%	5.50%	6.00%	6.50%
Expected rate of return on plan assets	7.00%	7.00%	7.00%	N/A	N/A	N/A
Rate of compensation increase – Salaried plan	5.00%	5.00%	5.00%	N/A	N/A	N/A
Rate of compensation increase – USW plan	4.50%	4.50%	4.50%	N/A	N/A	N/A
Rate of compensation increase – IUOE plan	N/A	5.00%	5.00%	N/A	N/A	N/A

The non-pension postretirement benefit plans provide for retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The accounting for these plans anticipates future cost sharing that is consistent with management’s expressed intent to increase the retiree contribution rate generally in line with health care cost increases.

The annual assumed rate of increase in the health care cost trend rate for 2009 is 7.5% decreasing systematically to 4.5% by 2018 for pre-65 year-old participants and 9.0% decreasing systematically to 5.3% by 2018 for post-65 year-old participants. The health care cost trend rate assumption has a significant effect on the amounts reported. As of December 31, 2008, a 1.0% change in assumed health care cost trend rates would have the following effect (in thousands):

	1% Increase	1% Decrease
Change in total of service and interest cost components	$299	$139
Change in postretirement benefit obligation	$2,827	$2,638

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The expected long-term rate of return on plan assets was determined by combining a review of projected returns, historical returns of portfolios with assets similar to the current portfolios of the union and non-union pension plans and target weightings of each asset classification. Magellan Partners’ investment objective for the assets within the pension plans is to earn a return which exceeds the growth of its obligations that result from interest and changes in the discount rate, while avoiding excessive risk. Defined diversification goals are set in order to reduce the risk of wide swings in the market value from year to year, or of incurring large losses that may result from concentrated positions. Magellan Partners evaluates risks based on the potential impact on the predictability of contribution requirements, probability of under-funding, expected risk-adjusted returns and investment return volatility. Funds are invested with multiple investment managers. MMP’s target allocation and actual weighted-average asset allocation percentages at December 31, 2007 and 2008 were as follows:

	2007		2008
	Actual (a)	Target	Actual (a)	Target
Equity securities	55%	63%	30%	40%
Debt securities	29%	36%	59%	59%
Other	16%	1%	11%	1%

(a)	MMP made cash contributions of $15.0 million and $9.1 million to the pension plans in the 2007 and 2008 fiscal years, respectively. Amounts contributed in 2007 and 2008 in excess of benefit payments made were to be invested in debt and equity securities over a twelve-month period, with the amounts that remained uninvested as of December 31, 2007 and 2008 scheduled for investment in accordance with the target. Excluding these uninvested cash amounts, the actual allocation percentages at December 31, 2007 would have been 66% equity securities and 34% debt securities and at December 31, 2008, would have been 33% equity securities and 67% debt securities. In 2009, these uninvested cash amounts will be invested to bring the total asset allocation in line with the target allocation.

As of December 31, 2008, the benefit amounts expected to be paid through December 31, 2018 were as follows (in thousands):

	Pension Benefits	Other Postretirement Benefits
2009	$1,922	$355
2010	2,084	439
2011	2,252	533
2012	2,390	629
2013	2,400	714
2014 through 2018	15,884	4,747

Contributions estimated to be paid in 2009 are $7.2 million and $0.4 million for the pension and other postretirement benefit plans, respectively.

12.	Related Party Transactions

Affiliate Entity Transactions

Magellan Partners owns a 50% interest in a crude oil pipeline company and is paid a management fee for its operation. During each of 2006, 2007 and 2008, MMP received operating fees from this company of $0.7 million, which was reported as affiliate management fee revenue.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes affiliate costs and expenses that are reflected in the accompanying consolidated statements of income (in thousands):

	Year Ended December 31,
	2006	2007	2008
MGG GP—allocated operating expenses	73,920	81,184	84,460
MGG GP—allocated G&A expenses	41,368	46,195	44,482
MGG MH—allocated G&A expenses	3,000	2,149	440

Under a services agreement between MGG, MGG GP and MMP, MMP reimbursed MGG and MGG then reimbursed MGG GP for the costs of employees necessary to conduct MMP’s operations and administrative functions. The payroll and benefits accruals associated with this agreement at December 31, 2007 and 2008 were $23.6 million and $21.9 million, respectively, and the long-term pension and benefits accrual at December 31, 2007 and 2008 was $22.4 million and $31.8 million, respectively. MMP settled its payroll, payroll-related expenses and non-pension postretirement benefit costs with MGG and MGG settled its associated obligations to MGG GP on a monthly basis. Magellan Partners and MGG fund MGG GP’s long-term pension liabilities through payments to MGG GP when MGG GP makes contributions to its pension funds.

MGG historically reimbursed MMP for G&A expenses, excluding equity-based compensation, in excess of a G&A cap. The amount of G&A costs required to be reimbursed was $1.7 million, $4.1 million and $1.6 million in 2006, 2007 and 2008, respectively. MGG MH reimbursed MGG for the same amounts MGG reimburse to MMP for these excess G&A expenses. MMP and MGG recorded these reimbursements as a capital contribution from their respective general partners. No reimbursements have been made under this agreement beyond 2008.

A former executive officer of MMP GP had an investment in MGG MH, an affiliate that, until December 2008, indirectly owned a portion of MGG’s general partner. This former executive officer left the company during the fourth quarter of 2006 and MMP and MGG were allocated $3.0 million of non-cash G&A compensation expense associated with certain distribution payments made by MGG MH to this individual, which was recorded with a corresponding increase in partners’ capital. During 2007 and 2008, MMP and MGG were allocated $2.1 million and $0.4 million, respectively, of non-cash G&A compensation expense, with a corresponding increase in partners’ capital, for payments made by MGG MH to one of Magellan Partners’ current executive officers.

Other Related Party Transactions

Until December 2008, MGG was partially owned by MGG MH, which at that time was partially owned by an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P. (“CRF”). During 2006 and the period of January 1 through January 30, 2007, one or more of the members of MMP GP’s and MGG’s general partner’s eight-member boards of directors were representatives of CRF. At that time, CRF was part of an investment group that purchased Knight, Inc. (formerly known as Kinder Morgan, Inc.). To alleviate competitive concerns the Federal Trade Commission (“FTC”) raised regarding this transaction, CRF agreed with the FTC to permanently remove their representatives from MGG’s general partner’s board of directors and MMP GP’s board of directors and all of the representatives of CRF voluntarily resigned from the board of directors of MGG’s general partner and MMP GP by January 30, 2007.

During 2006 and the period January 1 through January 30, 2007, CRF had total combined general and limited partner interests in SemGroup, L.P. (“SemGroup”) of approximately 30%. During the aforementioned time periods, one of the members of the seven-member board of directors of SemGroup’s general partner was a representative of CRF, with three votes on that board. MMP was a party to a number of arms-length transactions with SemGroup and its affiliates, which MMP had historically disclosed as related party transactions. For accounting purposes, MMP and MGG did not classify SemGroup as a related party since the voluntary resignation of the CRF representatives from their respective general partner’s board of directors as of January 30, 2007. A summary of MMP’s transactions with SemGroup during 2006 and the period of January 1 through January 30, 2007 is provided in the following table (in millions):

	Year Ended December 31, 2006	January 1, 2007 through January 30, 2007
Product sales revenues	$177.1	$20.5
Product purchases	$63.2	$14.5
Terminalling and other services revenues	$4.4	$0.3
Storage tank lease revenues	$3.4	$0.4
Storage tank lease expense	$1.0	$0.1

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition to the above, MMP provided common carrier transportation services to SemGroup.

One of MMP GP’s former independent board members, John P. DesBarres, served as a board member for American Electric Power Company, Inc. (“AEP”) of Columbus, Ohio until December 2008. Mr. DesBarres passed away on December 29, 2008. For the years ended December 31, 2006, 2007 and 2008, consolidated operating expenses included $2.9 million, $2.7 million and $2.8 million, respectively, of power costs incurred with Public Service Company of Oklahoma (“PSO”), which is a subsidiary of AEP. MMP had no amounts payable to or receivable from PSO or AEP at December 31, 2007 or December 29, 2008.

Because MMP’s distributions have exceeded target levels as specified in its partnership agreement, MMP GP received approximately 50%, including its approximate 2% general partner interest, of any incremental cash distributed per MMP limited partner unit. Since MGG owned MMP GP, MGG benefited from these distributions. In 2006, 2007 and 2008, distributions paid to MMP GP based on its general partner interest and incentive distribution rights totaled $56.3 million, $70.3 million and $85.6 million, respectively. Until December 3, 2008, the executive officers of MGG’s general partner collectively owned a direct interest in MGG MH of approximately 4% and MGG MH owned MGG’s general partner. The executive officers of MGG’s general partner, through their ownership in MGG MH, indirectly benefitted from MMP’s distributions and directly benefited from MGG’s distributions.

During February 2006, MGG sold 35% of its limited partner units in an initial public offering. In connection with the closing of this offering, MMP’s partnership agreement was amended to remove the requirement for MMP GP to maintain its 2% interest in any future offering of MMP limited partner units. In addition, MMP’s partnership agreement was amended to restore the incentive distribution rights to the same level as before an amendment was made in connection with MMP’s October 2004 pipeline system acquisition, which reduced the incentive distributions paid to MMP GP by $9.3 million over a three-year period beginning in 2004. In return, MGG made a capital contribution to MMP on February 9, 2006 equal to the present value of the remaining reductions in incentive distributions, or $4.2 million.

In January 2008, MMP issued 197,433 limited partner units primarily to settle the 2005 unit award grants to certain employees, which vested on December 31, 2007. MMP GP did not make an equity contribution associated with this equity issuance and as a result its general partner ownership interest in MMP changed from 1.995% to 1.989%.

In January 2009, MMP issued 210,149 limited partner units primarily to settle the 2007 unit award grants to certain employees, which vested on December 31, 2008. MMP GP did not make an equity contribution associated with this equity issuance and a result, its general partner ownership in MMP changed from 1.989% to 1.983%. See Note 24—Subsequent Events for further discussion of this matter.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Debt

Consolidated debt at December 31, 2007 and 2008 was as follows (in thousands):

	December 31,
	2007	2008
Revolving credit facility	$163,500	$70,000
6.45% Notes due 2014	249,634	249,681
5.65% Notes due 2016	252,494	253,328
6.40% Notes due 2018	—	261,555
6.40% Notes due 2037	248,908	248,921

Total debt	$914,536	$1,083,485

Working Capital Loan. During both 2007 and 2008, MGG had a $5.0 million revolving credit facility with MGG MH as the lender. There were no borrowings under these facilities at any time during 2007 or 2008. The current facility matures in May 2010 and borrowings under the new loan agreement may not exceed $3.5 million. Borrowings, if any, under the facility bear interest at the greater of 4.25% or one-year LIBOR plus 2.25%. Any borrowings made under this facility would have been non-recourse to MGG’s general partner.

The face value of consolidated debt outstanding as of December 31, 2008 was $1,070.0 million. The difference between the face value and carrying value of consolidated debt outstanding was amounts recognized for discounts incurred on debt issuances and the unamortized portion of gains recognized on derivative financial instruments which had qualified as fair value hedges of MMP’s long-term debt until the hedges were terminated or hedge accounting treatment was discontinued. At December 31, 2008, maturities of consolidated debt were as follows: $0 in 2009, 2010 and 2011; $70.0 million in 2012; $0 in 2013; and $1.0 billion thereafter. MMP’s debt is non-recourse to its general partner and to MGG.

Revolving Credit Facility. In September 2007, MMP amended and restated its revolving credit facility to increase the borrowing capacity from $400.0 million to $550.0 million. In addition, the maturity date of the revolving credit facility was extended from May 2011 to September 2012. MMP incurred $0.2 million of legal and other costs associated with this amendment. Borrowings under the facility remain unsecured and incur interest at LIBOR plus a spread that ranges from 0.3% to 0.8% based on MMP’s credit ratings and amounts outstanding under the facility. Borrowings under this facility are used primarily for general purposes, including capital expenditures. As of December 31, 2008, $70.0 million was outstanding under this facility and $3.9 million was obligated for letters of credit. Amounts obligated for letters of credit are not reflected as debt on the consolidated balance sheets included in these financial statements. The weighted-average interest rate on borrowings outstanding under the facility at December 31, 2007 and 2008 was 5.4% and 4.8%, respectively. Additionally, a commitment fee is assessed at a rate of 0.05% to 0.125%, depending on MMP’s credit rating. Borrowings outstanding under this facility as of July 14, 2008 of $212.0 million were repaid with the net proceeds from MMP’s debt offering of 10-year senior notes completed in July 2008 (see 6.40% Notes due 2018 below).

6.45% Notes due 2014. In May 2004, MMP sold $250.0 million aggregate principal of 6.45% notes due 2014 in an underwritten public offering. The notes were issued for the discounted price of 99.8%, or $249.5 million, and the discount is being accreted over the life of the notes. Including the impact of amortizing the gains realized on the hedges associated with these notes (see Note 14—Derivative Financial Instruments), the effective interest rate of these notes is 6.3%.

5.65% Notes due 2016. In October 2004, MMP issued $250.0 million of 5.65% senior notes due 2016 in an underwritten public offering. The notes were issued for the discounted price of 99.9%, or $249.7 million, and the discount is being accreted over the life of the notes. MMP used an interest rate swap to effectively convert $100.0 million of these notes to floating-rate debt until May 2008 (see Note 14—Derivative Financial Instruments). Including the amortization of the $3.8 million gain realized from terminating that interest rate swap and the amortization of losses realized on pre-issuance hedges associated with these notes, the weighted-average interest rate of these notes at December 31, 2007 and 2008 was 5.5% and 5.7%, respectively. The outstanding principal amount of the notes was increased by $2.7 million at December 31, 2007 for the fair value of the associated swap-to-floating derivative instrument and by $3.5 million at December 31, 2008 for the unamortized portion of the gain recognized upon termination of that swap.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.40% Notes due 2018. In July 2008, MMP issued $250.0 million of 6.40% notes due 2018 in an underwritten public offering. Net proceeds from the offering, after underwriter discounts of $1.6 million and offering costs of $0.4 million, were $248.0 million. The net proceeds were used to repay the $212.0 million of borrowings outstanding under MMP’s revolving credit facility at that time, and the balance was used for general purposes. In connection with this offering, MMP entered into $100.0 million of interest rate swap agreements to hedge against changes in the fair value of a portion of these notes, effectively converting $100.0 million of these notes to floating-rate debt (see Note 14—Derivative Financial Instruments). These agreements originally expired on July 15, 2018, the maturity date of the 6.40% notes; however, in December 2008 MMP terminated $50.0 million of these agreements and discontinued hedge accounting on the remaining $50.0 million, resulting in it recognizing gains of $11.7 million. The outstanding principal amount of the notes was increased by $11.7 million at December 31, 2008 for the unamortized portion of those gains. Including the amortization of those gains, the weighted-average interest rate of these notes at December 31, 2008 was 5.9%.

6.40% Notes due 2037. In April 2007, MMP issued $250.0 million of 6.40% notes due 2037 in an underwritten public offering. The notes were issued for the discounted price of 99.6%, or $248.9 million, and the discount is being accreted over the life of the notes. Net proceeds from the offering, after underwriter discounts of $2.2 million and offering costs of $0.3 million, were $246.4 million. The net proceeds were used to repay a portion of other notes that were outstanding at that time. Including the impact of amortizing the gains realized on the interest hedges associated with these notes (see Note 14—Derivative Financial Instruments), the effective interest rate of these notes is 6.3%.

The revolving credit facility described above required MMP (and now requires Magellan Partners) to maintain a specified ratio of consolidated debt to EBITDA of no greater than 4.75 to 1.00. In addition, the revolving credit facility and the indentures under which MMP’s public notes were issued contain covenants that limited its (and now limit Magellan Partners’) ability to, among other things, incur indebtedness secured by certain liens or encumber its assets, engage in certain sale-leaseback transactions, and consolidate, merge or dispose of all or substantially all of its assets. MMP was in compliance with these covenants as of December 31, 2008.

The revolving credit facility and notes described above are senior indebtedness.

During the years ending December 31, 2006, 2007 and 2008, total cash payments for interest on all indebtedness, including the impact of related interest rate swap agreements, net of amounts capitalized, were $57.2 million, $59.2 million and $49.3 million, respectively.

14.	Derivative Financial Instruments

Commodity Derivatives

Magellan Partners’ petroleum products blending activities generate gasoline products and it can estimate the timing and quantities of sales of these products. Magellan Partners uses forward sales agreements to lock in forward sales prices and most of the gross margins realized from its blending activities. Magellan Partners accounts for these forward sales agreements as normal sales.

In addition to forward sales agreements, Magellan Partners uses NYMEX contracts to lock in forward sales prices. Although these NYMEX agreements represent an economic hedge against price changes on the petroleum products Magellan Partners expects to sell in the future, they did not qualify as normal purchases or for hedge accounting treatment under ASC 815, Derivatives and Hedging; therefore, MMP recognized the change in fair value of these agreements currently in earnings. During 2008, MMP closed its positions on NYMEX contracts associated with the sale of 0.5 million barrels of gasoline, and recognized total gains of $30.7 million as product sales revenues. At December 31, 2008, the fair value of MMP’s open NYMEX contracts, representing 0.6 million barrels of petroleum product, was a gain of $20.2 million, which was recognized as energy commodity derivative contracts on the consolidated balance sheet included with these financial statements. These open NYMEX contracts matured between January 2009 and April 2009. At December 31, 2008, MMP had received $19.0 million in margin cash from these agreements, which it recorded as energy commodity derivatives deposit on the consolidated balance sheets included in these financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest Rate Derivatives

Magellan Partners uses interest rate derivatives to help manage interest rate risk. As of December 31, 2008, MMP had two offsetting interest rate swap agreements outstanding:

•

In July 2008, MMP entered into a $50.0 million interest rate swap agreement (“Derivative A”) to hedge against changes in the fair value of a portion of the $250.0 million of 6.40% notes due 2018. Derivative A effectively converted $50.0 million of those notes from a 6.40% fixed rate to a floating rate of six-month LIBOR plus 1.83% and terminates in July 2018. MMP originally accounted for Derivative A as a fair value hedge. On December 8, 2008, in order to capture the economic value of Derivative A at that time, MMP entered into an offsetting derivative as described below, and discontinued hedge accounting on Derivative A. The $5.4 million fair value of Derivative A at that time was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the 6.40% fixed-rate notes due 2018. The fair value of Derivative A as of December 31, 2008 was $7.5 million, of which $0.3 million was recorded to other current assets and $7.2 million was recorded to noncurrent assets. The change in fair value of Derivative A from the date MMP discontinued hedge accounting, until December 31, 2008, was a gain of $1.9 million, which was recorded to other (income) expense on the consolidated statement of income included in these financial statements.

•

In December 2008, concurrent with the discontinuance of hedge accounting treatment of Derivative A, MMP entered into an offsetting $50.0 million interest rate swap agreement with a different financial institution pursuant to which MMP paid (and Magellan Partners now pays) a fixed rate of 6.40% and receives a floating rate of six-month LIBOR plus 3.23%. This agreement terminates in July 2018. MMP entered into this agreement to offset changes in the fair value of Derivative A, excluding changes due to changes in counterparty credit risks. This agreement was not designated as a hedge for accounting purposes. The fair value of this agreement at December 31, 2008 was $(1.8) million, which was recorded to other deferred liabilities on the consolidated balance sheet and other (income) expense on the consolidated statement of income included in these financial statements.

The following financial instruments designated as hedges were settled during 2008:

•

In July 2008, MMP entered into a $50.0 million interest rate swap agreement to hedge against changes in the fair value of a portion of the $250.0 million of 6.40% notes due 2018. MMP accounted for this agreement as a fair value hedge. This agreement effectively converted $50.0 million of MMP’s 6.40% fixed-rate notes to floating-rate debt. In December 2008, MMP terminated and settled this interest rate swap agreement and received $6.3 million, which was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the 6.40% fixed-rate notes.

•

In October 2004, MMP entered into an interest rate swap agreement to hedge against changes in the fair value of a portion of the $250.0 million of senior notes due 2016. MMP accounted for this agreement as a fair value hedge. This agreement effectively converted $100.0 million of MMP’s 5.65% fixed-rate senior notes to floating-rate debt. In May 2008, MMP terminated and settled this interest rate swap agreement and received $3.8 million, which was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the notes.

•

In January 2008, MMP entered into a total of $200.0 million of forward-starting interest rate swap agreements to hedge against the variability of future interest payments on debt that MMP anticipated issuing no later than June 2008. Proceeds of the anticipated debt issuance were expected to be used to refinance borrowings on MMP’s revolving credit facility. In April 2008, MMP terminated and settled these interest rate swap agreements and received $0.2 million, which was recorded to other income on the consolidated statement of income included in these financial statements.

The following financial instruments designated as hedges were settled during 2007:

•

In September and November 2006, MMP entered into forward starting interest rate swap agreements to hedge against the variability of future interest payments on $250.0 million of debt it issued in April 2007. MMP accounted for these agreements as cash flow hedges. As of December 31, 2006, MMP had recorded a $0.2 million gain associated with these agreements to other comprehensive income. These agreements were terminated and

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

settled in April 2007, in conjunction with MMP’s public offering of $250.0 million of notes. MMP received $5.5 million from the settlement of these agreements, of which a gain of $5.0 million was recorded to other comprehensive income that, along with $0.2 million gain recognized in 2006, MMP was amortizing and Magellan Partners is amortizing against interest expense over the life of the notes, $0.2 million was recorded as an adjustment to other current assets and $0.3 million was considered ineffective and recorded as other income in the consolidated statement of income included in these financial statements.

•

During May 2004, MMP entered into certain interest rate swap agreements with notional amounts of $250.0 million to hedge against changes in the fair value of a portion of its pipeline notes. MMP terminated these agreements in May 2007 in conjunction with the repayment of these notes, resulting in payments totaling $1.1 million to the hedge counterparties, of which $0.9 million was recorded to other expense and $0.2 million was recorded as a reduction of accrued interest.

The following is a summary of the current impact of MMP’s historical derivative activity on accumulated other comprehensive income (“AOCI”) for the years ended December 31, 2007 and 2008 (in thousands):

		Effective Portion of Gains (Losses)
		2007		2008
Hedge	Total Gain (Loss) Realized on Settlement of Hedge	Unamortized Amount Recognized in AOCI	Amount Reclassified to Earnings from AOCI	Unamortized Amount Recognized in AOCI	Amount Reclassified to Earnings from AOCI
Cash flow hedges (date executed):
Interest rate swaps 6.40% Notes (April 2007)	$5,255	$5,132	$(123)	$4,957	$(175)
Interest rate swaps 5.65% Notes (October 2004)	(6,279)	(4,600)	524	(4,077)	523
Interest rate swaps and treasury lock 6.45% Notes (May 2004)	5,119	3,285	(512)	2,773	(512)
Interest rate hedge pipeline notes (October 2002)	(995)	—	(308)	—	—

Total cash flow hedges		$3,817	$(419)	$3,653	$(164)

There was no ineffectiveness recognized on the financial instruments disclosed in the above tables during the years ended December 31, 2007 and 2008.

15.	Leases

Leases—Lessee. Magellan Partners leases land, office buildings, tanks and terminal equipment at various locations to conduct its respective business operations. Several of the agreements provide for negotiated renewal options and cancellation penalties, some of which include the requirement to remove Magellan Partners’ pipeline from the property for non-performance. Management expects that in the normal course of business, expiring leases will generally be renewed. Leases are evaluated at inception or at any subsequent material modification and, depending on the lease terms, are classified as either capital leases or operating leases, as appropriate under ASC 840, Leases. Rent expense is recognized on a straight-line basis over the life of the lease. Total rent expense was $6.3 million, $4.6 million and $4.6 million for the years ended December 31, 2006, 2007 and 2008, respectively. Future minimum annual rentals under non-cancelable operating leases as of December 31, 2008, were as follows (in thousands):

2009	$3,393
2010	3,379
2011	3,167
2012	2,427
2013	1,476
Thereafter	8,121

Total	$21,963

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leases—Lessor. Magellan Partners has entered into capacity and storage leases with remaining terms from one to 10 years that are accounted for as operating-type leases. All of the agreements provide for negotiated extensions. Future minimum lease payments receivable under operating-type leasing arrangements as of December 31, 2008, were as follows (in thousands):

2009	$115,465
2010	96,147
2011	77,969
2012	58,667
2013	33,500
Thereafter	58,764

Total	$440,512

In December 2001, MMP purchased an 8.5-mile natural gas liquids pipeline in northeastern Illinois from Aux Sable Liquid Products L.P. (“Aux Sable”) for $8.9 million. MMP then entered into a long-term lease arrangement under which Aux Sable was the sole lessee of these assets. MMP accounted for this transaction as a direct financing lease. The lease originally expired in December 2016 and contained a purchase option after the first year. Aux Sable has the right to re-acquire the pipeline at the end of the lease for a de minimis amount (see Note 24-Subsequent Events for further discussion of this lease). Future minimum lease payments receivable under this direct-financing leasing arrangement as of December 31, 2008, were $1.3 million each year in 2009, 2010, 2011, 2012 and 2013 and $3.7 million cumulatively for all periods after 2013. The net investment under direct financing lease arrangements as of December 31, 2007 and 2008 was as follows (in thousands):

	December 31,
	2007	2008
Total minimum lease payments receivable	$11,514	$10,234
Less: Unearned income	4,192	3,393

Recorded net investment in direct financing leases	$7,322	$6,841

The net investment in this direct financing lease was classified in the consolidated balance sheets as follows (in thousands):

	December 31,
	2007	2008
Classification of direct financing leases:
Current accounts receivable	$563	$622
Noncurrent accounts receivable	6,759	6,219

Total	$7,322	$6,841

16.	Long-Term Incentive Plan

Plan Description

MGG’s general partner approved a long-term incentive plan for independent directors of MGG’s general partner and employees that perform services for MGG and its general partner. The long-term incentive plan primarily consisted of phantom units. MGG’s general partner’s board of directors administered the long-term incentive plan. MGG’s historical long-term incentive plan permitted the grant of awards covering an aggregate of 94,875 of MGG limited partner units and units available under the long-term incentive plan at December 31, 2008 totaled 80,587. With the completion of the simplification (see Note 2—Simplification Agreement) no further unit awards will be granted under MGG’s long-term incentive plan.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Magellan Partners also has a long-term incentive plan (“LTIP”) for certain of MGG GP employees who perform services for Magellan Partners and for directors of Magellan Partners’ general partner. The LTIP primarily consists of phantom units and permits the grant of awards covering an aggregate of 3.2 million Magellan Partners limited partner units. The remaining units available under the LTIP at December 31, 2008 total 1.7 million. The compensation committee of Magellan Partners’ general partner’s board of directors (the “Compensation Committee”) administers the LTIP and has approved the unit awards discussed below:

Vested MMP Unit Awards

Grant Date	Unit Awards Granted	Forfeitures	Adjustments to Unit Awards for Attaining Above- Target Financial Results	Units Paid Out on Vesting Date	Vesting Date	Value of Unit Awards on Vesting Date (Millions)
February 2004	159,024	14,648	140,794	285,170	12/31/06	$11.0
February 2005	160,640	11,348	149,292	298,584	12/31/07	$12.9
June 2006	1,170	—	1,170	2,340	12/31/07	$0.1
February 2006	168,105	13,730	154,143	308,518	12/31/08	$9.3
Various 2006	9,201	2,640	6,561	13,122	12/31/08	$0.4
March 2007	2,640	—	—	2,640	12/31/08	$0.1

In January 2007, MMP settled the February 2004 award grants by issuing 184,905 MMP limited partner units and distributing those units to the plan participants. The difference between the MMP limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $4.4 million in January 2007.

In January 2008, MMP settled the cumulative amounts of the February 2005 and June 2006 award grants by issuing 196,856 MMP limited partner units and distributing those units to the participants. The difference between the MMP limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $5.1 million in January 2008.

In January 2009, MMP settled the cumulative amounts of the remaining 2006 and March 2007 award grants by issuing 209,321 MMP limited partner units and distributing those units to the participants (see Note 24—Subsequent Events). There was no impact on the consolidated cash flows associated with these award grants for the periods presented in this report. The difference between the MMP limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $4.0 million in January 2009.

Performance Based Unit Awards

The MMP incentive awards discussed below are subject to forfeiture if employment is terminated for any reason other than retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s award grant is prorated based upon the completed months of employment during the vesting period and the award is settled at the end of the vesting period. Magellan Partners’ agreement with the LTIP participants requires the LTIP awards described below to be paid out in Magellan Partners common limited partner units. The award grants do not have an early vesting feature except under certain circumstances following a change in control of MMP GP.

On December 3, 2008, MGG purchased its general partner from MGG MH. When this transaction closed, a change in control occurred as defined in MMP’s LTIP. Even though a change in control has occurred, participants in the LTIP must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years of December 3, 2008 in order to receive enhanced LTIP payouts.

For each of the award grants listed below, the payout calculation for 80% of the unit awards will be based solely on the attainment of a financial metric established by the Compensation Committee. This portion of the award grants has been accounted for as equity. The payout calculation for the remaining 20% of the unit awards will be based on both the attainment of a financial metric and the individual employee’s personal performance as determined by the Compensation Committee. This portion of the award grants was accounted for as liabilities. For example, if an LTIP participant received an award of 100 units and at the end of the vesting period the payout for that award grant was at stretch performance, the recipient would receive a minimum of 160 units for the 80% portion of the payout based solely on the attainment of financial metrics (100 unit award x 80% x 200% payout for stretch financial performance). The remainder of the award would be subject to the financial metrics performance results resulting in an additional 40 unit payout (100 unit award x 20% x 200%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payout for stretch financial performance); however, the Compensation Committee, at its discretion, can change the payout of this portion of the award from a payout of zero units up to 80 units. Therefore, the original 100 unit award payout, at stretch financial performance, would range from a minimum of 160 units to a maximum of 240 units.

The table below summarizes the performance based unit awards granted by the Compensation Committee that have not yet vested as of December 31, 2008. There was no impact to the consolidated cash flows associated with these award grants for the periods presented in this report.

Grant Date	Unit Awards Granted	Estimated Forfeitures	Adjustment to Unit Awards in Anticipation of Achieving Above/ (Below) Target Financial Results	Total Unit Award Accrual	Vesting Date	Unrecognized Compensation Expense (Millions) (1)	Intrinsic Value of Unvested Awards at December 31, 2008 (Millions)

January 2007 Awards:
Tranche 1: January 2007	53,230	2,396	50,835	101,669	12/31/09	$1.1	$3.1
Tranche 2: January 2008	53,230	2,396	(39,803)	11,031	12/31/09	0.2	0.3
Tranche 3: (2)	—	—	—	—	12/31/09	—	—
January 2008	184,340	8,295	(123,231)	52,814	12/31/10	1.1	1.6
Various 2008	5,492	248	(3,672)	1,572	12/31/10	*	*

Total	296,292	13,335	(115,871)	167,086		$2.4	$5.0

(1)	Unrecognized compensation expense will be recognized over the remaining vesting periods of the awards.
(2)	The grant date for this tranche has not yet been set. Because this table reflects unvested unit awards at December 31, 2008, quantities associated with this tranche have not been included. There were 53,230 unit awards approved under this tranche.
*	Values are less than $0.1 million.

The unit awards approved during 2007 are broken into three equal tranches, with each tranche vesting on December 31, 2009. MMP began accruing for Tranche 1 in the first quarter of 2007 and Tranche 2 in the first quarter of 2008, when the Compensation Committee established the financial metric associated with each respective tranche. MMP will begin accruing costs for Tranche 3 when the Compensation Committee establishes the associated financial metric for that tranche. The unit awards allocated to each tranche are expensed over their respective vesting periods. As of December 31, 2008, the accrual for payout of Tranche 1 was 200%, as the related financial metric for the year ended December 31, 2007 was above the stretch target. The accrual for payout of Tranche 2 was 22%, as the related financial metric was slightly above the threshold target.

Retention Awards

The retention awards below are subject to forfeiture if employment is terminated or the employee resigns from their current position for any reason prior to the applicable vesting date. The award grants do not have an early vesting feature. The award grants listed below were accounted for as equity.

Grant Date	Unit Awards Granted	Estimated Forfeitures	Total Unit Award Accrual	Vesting Date	Unrecognized Compensation Expense (Millions) (1)	Intrinsic Value of Unvested Awards at December 31, 2008 (Millions)
Various 2008	9,248	286	8,962	12/31/10	$0.2	$0.3
Various 2008	40,315	1,814	38,501	12/31/11	0.8	1.2

	49,563	2,100	47,463		$1.0	$1.5

(1)	Unrecognized compensation expense will be recognized over the remaining vesting periods of the awards.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Unit Awards

	2006 Awards	2007 Awards	2008 Awards

Weighted-average per unit grant date fair value of equity awards (a)	$25.24	$33.05	$28.61
December 31, 2008 per unit fair value of liability awards (b)	$30.21	$27.30	$24.27

(a)	Approximately 80% of the unit awards are accounted for as equity (see Plan Description above). Fair value is calculated as MMP’s unit price on the grant date less the present value of estimated cash distributions during the vesting period.
(b)	Approximately 20% of the unit awards are accounted for as liabilities (see Plan Description above). Fair value is calculated as MMP’s unit price at the end of each accounting period less the present value of estimated cash distributions during the remaining portion of the vesting period.

Compensation Expense Summary

Equity-based incentive compensation expense, excluding amounts for directors of MGG’s and MMP’s general partners, for 2006, 2007 and 2008 was as follows (in thousands):

	Year Ended December 31, 2006
	Equity Method	Liability Method	Total
2003 awards	$—	$(89)	$(89)
2004 awards	—	4,355	4,355
2005 awards	—	4,096	4,096
2006 awards	1,771	687	2,458

Total	$1,771	$9,049	$10,820

	Year Ended December 31, 2007
	Equity Method	Liability Method	Total
2005 awards	$—	$5,721	$5,721
2006 awards	2,216	955	3,171
2007 awards	860	242	1,102

Total	$3,076	$6,918	$9,994

	Year Ended December 31, 2008
	Equity Method	Liability Method	Total
2005 awards	$—	$26	$26
2006 awards	2,509	378	2,887
2007 awards	990	127	1,117
2008 awards	639	82	721

Total	$4,138	$613	$4,751

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Director Equity-Based Compensation Expense

Long-term incentive awards were granted to independent members of the board of directors of MGG’s and MMP’s general partners pursuant to the respective long-term incentive plans. Beginning in 2007, MGG’s and MMP’s independent directors could elect to defer payment of all or a portion of their compensation. All compensation amounts deferred were credited to the applicable director’s account in the form of phantom limited partner units of each director’s respective entity, with distribution equivalent rights. Phantom units earned by MGG’s and MMP’s independent directors and the related compensation expense recognized are provided in the table below. The unit and compensation amounts below include amounts credited to the director’s account for distribution equivalents earned (in thousands, except unit amounts).

	Year Ended December 31,
	2006	2007	2008

MMP phantom units earned by its independent directors	1,459	5,217	6,898

MGG phantom units earned by independent Directors (1)	2,499	5,359	7,052

MMP director equity-based compensation expense	$50	$221	$263
MGG director equity-based compensation expense	87	116	244

Total equity-based director compensation expense	$137	$337	$507

(1)	Retrospectively restated for the reverse unit split (see Note 2—Simplification Agreement).

17.	Segment Disclosures

Magellan Partners’ reportable segments are strategic business units that offer different products and services. Magellan Partners’ segments are managed separately because each segment requires different marketing strategies and business knowledge. Management evaluates performance based on segment operating margin, which includes revenues from affiliates and external customers, operating expenses, product purchases and equity earnings. Transactions between Magellan Partners’ business segments are conducted and recorded on the same basis as transactions with third-party entities.

Management believes that investors benefit from having access to the same financial measures that they use. Operating margin, which is presented in the tables below, is an important measure used by management to evaluate the economic performance of Magellan Partners’ core operations. This measure forms the basis of internal financial reporting and is used by management in deciding how to allocate capital resources between segments. Operating margin is not a GAAP measure but the components of operating margin are computed by using amounts that are determined in accordance with GAAP. A reconciliation of operating margin to operating profit, which is its nearest comparable GAAP financial measure, is included in the tables below. Operating profit includes expense items, such as depreciation and amortization and affiliate G&A costs, that management does not consider when evaluating the core profitability of Magellan Partners’ operations.

Beginning in 2007, commercial and operating responsibilities for MMP’s two inland terminals in the Dallas, Texas area were transferred from the petroleum products terminals segment to the petroleum products pipeline system segment. The primary reasons for these transfers were because of location and operating synergies. Prior to the transfers, MMP’s customers were required to work with different Magellan entities in order to do business at these facilities. Additionally, MMP was engaged in two distinct marketing strategies, one for terminalling services and one for pipeline transportation services. Since the beginning of 2007, these facilities have been under petroleum products pipeline management and their operating results have been reported both internally and externally as part of that segment. Historical financial results for MMP’s operating segments have been adjusted to reflect the impact of this transfer. Consolidated segment profit did not change as a result of these historical reclassifications.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2006
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Intersegment Eliminations	Total
	(in thousands)
Transportation and terminals revenues	$420,283	$125,962	$16,473	$(3,397)	$559,321
Product sales revenues	649,172	15,397	—	—	664,569
Affiliate management fee revenue	690	—	—	—	690

Total revenues	1,070,145	141,359	16,473	(3,397)	1,224,580
Operating expenses	189,151	47,256	13,919	(6,466)	243,860
Product purchases	598,575	7,280	—	(514)	605,341
Equity earnings	(3,324)	—	—	—	(3,324)

Operating margin	285,743	86,823	2,554	3,583	378,703
Depreciation and amortization expense	50,790	20,743	1,084	3,583	76,200
G&A expenses	47,893	19,356	2,254	—	69,503

Operating profit (loss)	$187,060	$46,724	$(784)	$—	$233,000

Segment assets	$1,612,636	$610,511	$30,499		$2,253,646
Corporate assets					62,862

Total assets					$2,316,508

Goodwill	$—	$11,902	$—	$—	$11,902
Additions to long-lived assets	$79,914	$80,143	$641	$—	$160,698
Equity investments	$24,087	$—	$—	$—	$24,087

	Year Ended December 31, 2007
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Intersegment Eliminations	Total
	(in thousands)
Transportation and terminals revenues	$460,709	$132,693	$18,287	$(2,908)	$608,781
Product sales revenues	692,355	17,209	—	—	709,564
Affiliate management fee revenue	712	—	—	—	712

Total revenues	1,153,776	149,902	18,287	(2,908)	1,319,057
Operating expenses	178,894	56,181	21,282	(5,422)	250,935
Product purchases	626,194	8,233	—	(518)	633,909
Equity earnings	(4,027)	—	—	—	(4,027)

Operating margin (loss)	352,715	85,488	(2,995)	3,032	438,240
Depreciation and amortization expense	51,936	23,078	1,094	3,032	79,140
G&A expenses	54,016	18,165	2,678	—	74,859

Operating profit (loss)	$246,763	$44,245	$(6,767)	$—	$284,241

Segment assets	$1,692,688	$661,164	$32,444		$2,386,296
Corporate assets					30,635

Total assets					$2,416,931

Goodwill	$—	$11,902	$—	$—	$11,902
Additions to long-lived assets	$92,692	$92,766	$2,002	$—	$187,460
Equity investments	$24,324	$—	$—	$—	$24,324

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2008
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Intersegment Eliminations	Total
	(in thousands)
Transportation and terminals revenues	$478,473	$141,129	$22,704	$(3,496)	$638,810
Product sales revenues	543,694	30,401	—	—	574,095
Affiliate management fee revenue	733	—	—	—	733

Total revenues	1,022,900	171,530	22,704	(3,496)	1,213,638
Operating expenses	197,670	59,130	14,044	(5,973)	264,871
Product purchases	429,294	8,279	—	(1,006)	436,567
Gain on assignment of supply agreement	(26,492)	—	—	—	(26,492)
Equity earnings	(4,067)	—	—	—	(4,067)

Operating margin	426,495	104,121	8,660	3,483	542,759
Depreciation and amortization expense	54,849	26,999	1,170	3,483	86,501
G&A expenses	52,874	17,313	3,115	—	73,302

Operating profit	$318,772	$59,809	$4,375	$—	$382,956

Segment assets	$1,714,558	$778,477	$38,561		$2,531,596
Corporate assets					69,112

Total assets					$2,600,708

Goodwill	$2,864	$11,902	$—	$—	$14,766
Additions to long-lived assets	$156,266	$144,620	$5,536	$—	$306,422
Equity investments	$23,190	$—	$—	$—	$23,190

18.	Commitments and Contingencies

Environmental Liabilities. Liabilities recognized for estimated environmental costs were $57.6 million and $41.8 million at December 31, 2007 and 2008, respectively. Environmental liabilities have been classified as current or noncurrent based on management’s estimates regarding the timing of actual payments. Management estimates that expenditures associated with these environmental liabilities will be paid over the next ten years. Environmental expenses recognized as a result of changes in environmental liabilities are included in operating expenses on the consolidated statements of income included in these financial statements. Environmental expense was $12.4 million, $10.0 million and $(1.4) million in 2006, 2007 and 2008, respectively. See Petroleum Products EPA Issue below for a discussion of a settlement which significantly reduced environmental expense in 2008.

Environmental liabilities include, among other items, accruals for the items discussed below:

Petroleum Products EPA Issue. In July 2001, the Environmental Protection Agency (“EPA”), pursuant to Section 308 of the Clean Water Act (the “Act”), served an information request to a former affiliate with regard to petroleum discharges from MMP’s pipeline operations. That inquiry primarily focused on the petroleum products pipeline system that MMP subsequently acquired. The EPA added to their original demand two subsequent releases that occurred from MMP’s petroleum products pipeline system. In September 2008, MMP paid a penalty of $5.3 million and agreed to perform certain operational enhancements under the terms of a settlement agreement reached with the EPA and Department of Justice (“DOJ”). This agreement led to a reduction of MMP’s environmental liability for these matters from $17.4 million to $5.3 million and a reduction of operating expenses of $12.1 million during second quarter 2008.

Ammonia EPA Issue. In February 2007, MMP received notice from the DOJ that the EPA had requested the DOJ to initiate a lawsuit alleging violations of Sections 301 and 311 of the Act with respect to two releases of anhydrous ammonia from the ammonia pipeline owned by MMP and, at the time of the releases, operated by a third party. The DOJ stated that the maximum statutory penalty for alleged violations of the Act for both releases combined was approximately $13.2 million. The DOJ also alleged that the third-party operator of MMP’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ammonia pipeline was liable for penalties pursuant to Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act for failure to report the releases on a timely basis, with the statutory maximum for those penalties as high as $4.2 million for which the third-party operator has requested indemnification. In March 2007, MMP also received a demand from the third-party operator for defense and indemnification in regards to a DOJ criminal investigation regarding whether certain actions or omissions of the third-party operator constituted violations of federal criminal statutes. The third-party operator has subsequently settled this criminal investigation with the DOJ by paying a $1.0 million fine. Management believes that it does not have an obligation to indemnify or defend the third-party operator for the DOJ criminal fine settlement. The DOJ stated in its notice to MMP that it does not expect MMP or the third-party operator to pay the penalties at the statutory maximum; however, it may seek injunctive relief if the parties cannot agree on any necessary corrective actions. MMP accrued an amount for these matters based on its best estimates that was less than the maximum statutory penalties. MMP is currently in discussions with the EPA, DOJ and the third-party operator regarding these two releases, however, is unable to determine what MMP’s ultimate liability could be for these matters. Adjustments to MMP’s recorded liability, which could occur in the near term, could be material to MMP’s results of operations and cash flows. See Note 24—Subsequent Events for further discussion of this matter.

Indemnification Settlement. Prior to May 2004, a former affiliate provided indemnifications to MMP for assets that MMP had acquired from its former affiliate. In May 2004, MMP entered into an agreement with its former affiliate under which the former affiliate agreed to pay MMP $117.5 million to release the former affiliate from these indemnification obligations. MMP received the final two installment payments of $20.0 million and $35.0 million associated with this agreement in 2006 and 2007, respectively. At December 31, 2007 and 2008, known liabilities that would have been covered by this indemnity agreement were estimated to be $42.9 million and $25.5 million, respectively. Through December 31, 2008, MMP had spent $59.0 million of the indemnification settlement proceeds for indemnified matters, including $23.1 million of capital costs. MMP has not reserved the cash received from this indemnity settlement and has used it for various other cash needs, including expansion capital spending.

Environmental Receivables. MMP had recognized receivables from insurance carriers and other entities related to environmental matters of $6.9 million and $4.5 million at December 31, 2007 and 2008, respectively.

Unrecognized Product Gains. Magellan Partners’ petroleum products terminals operations generate product overages and shortages that result from metering inaccuracies, product evaporation or expansion, product releases and product contamination. Most of the contracts Magellan Partners has with its customers state that it bears the risk of loss (or gain) from these conditions. When Magellan Partners’ petroleum products terminals experience net product shortages, it recognizes expense for those losses in the periods in which they occur. When Magellan Partners’ petroleum products terminals experience net product overages, it has product on hand for which it has no cost basis. Therefore, these net overages are not recognized until the associated barrels are either sold or used to offset product losses. The net unrecognized product overages for MMP’s petroleum products terminals operations had a market value of approximately $2.4 million as of December 31, 2008. However, the actual amounts Magellan Partners will recognize in future periods will depend on product prices at the time the associated barrels are either sold or used to offset future product losses.

Other. MMP and MGG are parties to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these claims, legal actions and complaints after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect on our financial position, results of operations or cash flows.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Quarterly Financial Data (unaudited)

Summarized quarterly financial data is as follows (in thousands, except per unit amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007
Revenues	$292,221	$328,389	$322,191	$376,256
Operating margin	98,195	113,047	105,081	121,917
Total costs and expenses	232,295	254,343	255,736	296,469
Net income	47,095	59,527	55,919	68,213
Basic and diluted net income per limited partner unit	0.30	0.42	0.40	0.44

2008
Revenues	$346,706	$273,127	$292,193	$301,612
Operating margin	140,610	142,418	122,766	136,965
Total costs and expenses	272,296	172,417	210,466	206,062
Net income	89,355	90,329	69,354	81,065
Basic and diluted net income per limited partner unit	0.45	0.79	0.46	0.51

First-quarter 2008 net income was favorably impacted by the $26.5 million gain recognized from MMP’s assignment of a supply agreement. Second-quarter 2008 net income was favorably impacted by a $12.1 million reduction in MMP’s operating expenses when it settled an environmental matter for less than amounts previously accrued. Third-quarter 2008 revenues and net income were favorably impacted by $12.2 million of unrealized gains on NYMEX agreements. Fourth-quarter revenues and net income were favorably impacted by $8.0 million of unrealized gains on outstanding NYMEX agreements and net income was unfavorably impacted by $28.6 million of lower-of-average-cost-or-market adjustments.

Second-quarter 2007 net income was negatively impacted by $2.9 million of expenses associated with the repayment of MMP’s pipeline notes. Fourth-quarter 2007 revenues and net income were favorably impacted by $2.8 million of revenues recognized from MMP’s variable-rate terminalling agreements.

20.	Fair Value Disclosures

Fair Value of Financial Instruments

The following methods and assumptions were used in estimating fair value disclosure for financial instruments:

Cash and cash equivalents. The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity or variable rates of these instruments.

Energy commodity derivative contracts. The carrying amount reported in the balance sheet represents fair value (see Note 14—Derivative Financial Instruments).

Long-term receivable. Fair value was determined by discounting estimated future cash flows by the rates inherent in the long-term instruments adjusted for the change in the risk-free rate since inception of the instrument.

Energy commodity derivatives deposit. This liability represents a short-term deposit held associated with MMP’s energy commodity derivative contracts. The carrying amount reported in the balance sheet approximates fair value due to the short-term maturity of the underlying contracts.

Debt. The fair value of MMP’s publicly traded notes, excluding the value of interest rate swaps qualifying as fair value hedges, was based on the prices of those notes at December 31, 2007 and 2008. The carrying amount of borrowings under MMP’s revolving credit facility at December 31, 2007 and 2008 approximates fair value due to the variable rates of that instrument.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest rate swaps. Fair value was determined based on an assumed exchange, at each year-end, in an orderly transaction with the financial institution counterparties of the interest rate derivative agreements.

Other deferred liabilities – deposits. This liability represented a long-term deposit MMP held associated with a supply agreement which was assigned to a third party in March 2008. Fair value was determined by discounting the deposit amount at MMP’s incremental borrowing rate.

The following table reflects the carrying amounts and fair values as of December 31, 2007 and 2008 (in thousands):

	December 31, 2007		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$938	$938	$37,912	$37,912
Energy commodity derivative contracts	—	—	20,200	20,200
Long-term receivables	7,801	6,849	7,390	5,249
Energy commodity derivatives deposit	—	—	18,994	18,994
Debt	911,801	933,650	1,083,485	934,975
Interest rate swaps:
$100.0 million (October 2004)	2,735	2,735	—	—
$50.0 million (July 2008)	—	—	7,542	7,542
$50.0 million (December 2008)	—	—	(1,770)	(1,770)
Other deferred liabilities – deposits	18,500	9,886	—	—

Fair Value Measurements

The following table summarizes the fair value measurements of MMP’s energy commodity derivative contracts and interest rate swap agreements as of December 31, 2008, based on the three levels established by SFAS No. 157, Fair Value Measurements (in thousands):

		Asset Fair Value Measurements as of December 31, 2008 using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Energy commodity derivative contracts	$20,200	$20,200	$—	$—
Interest rate swap agreements:
$50.0 million (July 2008)	7,542	—	7,542	—
$50.0 million (July 2008)	(1,770)	—	(1,770)	—

Fair value measurements as of December 31, 2007 using significant other observable inputs for interest rate swap derivatives were $2.7 million.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Distributions

Distributions paid by MMP during 2006, 2007 and 2008 were as follows (in thousands, except per unit amounts):

Date Cash Distribution Paid	Per Unit Cash Distribution Amount	Common Units	Subordinated Units	General Partner (a)	Total Cash Distribution

02/14/06	$0.55250	$33,526	$3,138	$12,839	$49,503
05/15/06	0.56500	37,494	—	13,668	51,162
08/14/06	0.57750	38,324	—	14,497	52,821
11/14/06	0.59000	39,153	—	15,327	54,480

Total	$2.28500	$148,497	$3,138	$56,331	$207,966

02/14/07	$0.60250	$40,094	$—	$16,197	$56,291
05/15/07	0.61625	41,009	—	17,112	58,121
08/14/07	0.63000	41,924	—	18,027	59,951
11/14/07	0.64375	42,839	—	18,942	61,781

Total	$2.49250	$165,866	$—	$70,278	$236,144

02/14/08	$0.65750	$43,884	$—	$19,909	$63,793
05/15/08	0.67250	44,885	—	20,910	65,795
08/14/08	0.68750	45,886	—	21,911	67,797
11/14/08	0.70250	46,887	—	22,912	69,799

Total	$2.72000	$181,542	$—	$85,642	$267,184

(a)	Includes amounts paid to MMP GP for its incentive distribution rights.

In February 2006, MMP’s partnership agreement was amended to restore the incentive distribution rights to the same level as before an amendment made in connection with MMP’s October 2004 pipeline system acquisition that reduced the incentive distributions paid to MMP GP by $1.3 million in 2004, $5.0 million in 2005 and $3.0 million in 2006. In return, MGG made a capital contribution to MMP on February 9, 2006 equal to the present value of the remaining reductions in incentive distributions, or $4.2 million. The owner of MGG’s general partner at that time reimbursed MGG for this amount.

On February 13, 2009, MMP paid cash distributions of $0.71 per unit on its outstanding limited partner units to unitholders of record at the close of business on February 6, 2009. Because MMP issued 210,149 limited partner units in January 2009 and MMP GP did not make an equity contribution to MMP associated with that equity issuance, MMP GP’s ownership interest in MMP changed from 1.989% to 1.983%. See Note 24—Subsequent Events for further discussion of this matter. The total distributions paid on February 13, 2009 were $71.0 million, of which $1.4 million was paid to MMP GP on its 1.983% general partner interest and $22.1 million on its incentive distribution rights.

Distributions MGG made to its affiliate owners during 2006 prior to it becoming a public company were as follows (in thousands):

Date Distribution Paid	Amount
2006
January	$74
February	522,194

Total	$522,268

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Distributions MGG made during 2006, 2007 and 2008 subsequent to it becoming a public company were as follows (in thousands, except per unit amounts):

Payment Date	Distribution Amount (a)	Common Units	General Partner	Total Cash Distribution
05/15/06 (b)	$0.32885	$13,031	$1	$13,032
08/14/06	0.34783	13,782	1	13,783
11/14/06	0.36838	14,597	1	14,598

Total	$1.04506	$41,410	$3	$41,413

02/14/07	$0.38893	$15,411	$2	$15,413
05/15/07	0.41344	16,382	2	16,384
08/14/07	0.43636	17,291	2	17,293
11/14/07	0.45850	18,168	3	18,171

Total	$1.69723	$67,252	$9	$67,261

02/14/08	$0.48538	$19,232	$3	$19,235
05/15/08	0.50988	20,204	3	20,207
08/14/08	0.53360	21,143	3	21,146
11/14/08	0.55968	22,177	3	22,180

Total	$2.08854	$82,756	$12	$82,768

(a)	Restated for the reverse unit split (See Note 2—Simplification Agreement).
(b)	MGG GP declared a cash distribution of $0.32885 associated with the first quarter of 2006. The distribution paid to MMP public unitholders for that quarter was prorated for the 45-days that MGG was a public entity, or $0.16443 per unit.

On February 13, 2009, MGG paid cash distributions of $0.56759 per unit to unitholders of record at the close of business on February 6, 2008. Total distributions paid were $22.5 million.

Total distributions paid to outside and affiliate owners by MMP and MGG are determined as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008
Cash distributions paid by MMP	$207,966	$236,144	$267,184
Less:
Distributions paid by MMP to its general partner	(56,331)	(70,278)	(85,642)

Distributions paid by MMP to outside owners	151,635	165,866	181,542
Distributions MGG paid to its affiliate owners before it became a public company	522,268	—	—
Distributions MGG paid after becoming a public company	41,413	67,261	82,768

Total distributions paid to outside and affiliate owners	$715,316	$233,127	$264,310

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Owners’ Equity

MMP’s Partner Capital

The following table details the changes in the number of MMP units outstanding from January 1, 2006 through December 31, 2008.

	Common	Subordinated	Total
Units outstanding on January 1, 2006	60,680,928	5,679,696	66,360,624
01/06—Conversion of subordinated units to common units (a)	5,679,696	(5,679,696)	—

Units outstanding on December 31, 2006	66,360,624	—	66,360,624
01/07—Settlement of 2004 award grants	184,905	—	184,905
Other (b)	768	—	768

Units outstanding on December 31, 2007	66,546,297	—	66,546,297
01/08—Settlement of 2005 award grants	196,856	—	196,856
Other (b)	577	—	577

Units outstanding on December 31, 2008	66,743,730	—	66,743,730

(a)	MMP’s subordination period ended on December 31, 2005 when it met the final financial tests provided for in its partnership agreement. As a result, on January 31, 2006, one day following the distribution record date, the 5,679,696 outstanding subordinated units representing limited partner interests in MMP converted to common units.
(b)	For the years ended December 31, 2007 and 2008, the weighted-average number of limited partner units outstanding for basic net income per unit calculation includes phantom limited partner units associated with deferred compensation of certain directors of MMP’s general partner.
(c)	Common units issued to settle the equity-based retainer paid to one of the independent directors of MMP’s general partner.

MMP’s limited partner units outstanding at December 31, 2008 were all held by the public. MGG’s ownership interest in MMP at December 31, 2007 was limited to its approximate 2% general partner interest and incentive distribution rights, which it derived through its 100% ownership interest in MMP GP.

For purposes of determining capital balances, MMP allocated net income to its general partner and limited partners based on their contractually-determined cash distributions declared and paid following the close of each quarter with adjustments made for any charges specifically allocated to its general partner. For periods in which MMP’s net income exceeded its distributions, MMP allocated net income to its general and limited partners up to the amount of cash distributions paid for that period based on the contractually-determined cash distributions paid to each. The excess of net income over distributions was allocated based on the contractual terms of MMP’s partnership agreement with the general partner’s proportionate share of income further adjusted for direct charges.

From January 24, 2008 until January 23, 2009, cash distributions paid by MMP to its general partner and limited partners were made based on the following table:

	Percentage of Distributions
		General Partner
Quarterly Distribution Amount per Unit	Limited Partners	General Partner Interest	Incentive Distribution Rights
Up to $0.289	98.011%	1.989%	0.000%
Above $0.289 up to $0.328	85.011%	1.989%	13.000%
Above $0.328 up to $0.394	75.011%	1.989%	23.000%
Above $0.394	50.011%	1.989%	48.000%

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

See Note 24 – Subsequent Events for a discussion of the changes in the percentage of distributions to the limited and general partner interests that occurred after December 31, 2008.

In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the partners in proportion to the positive balances in their respective capital accounts. The limited partners’ liability is generally limited to their investment.

MGG’s Partners’ Capital

In February 2006, MGG completed an initial public offering of its limited partner units. In that transaction, MGG issued and sold 13.9 million limited partner units to the public, which represented 35% of its limited partner units. The other 25.7 million units were retained by MGG MH. During 2007, MGG MH sold 20.1 million of their limited partner units in MGG. In December 2008, MGG MH distributed all of its remaining MGG units (5.6 million units) to its equity owners. See Note 4—Initial Public Offering and Sale of Units by MGG MH for further detail on these transactions.

Limited partners holding MGG common units had the following rights, among others:

•	right to receive distributions of MGG available cash within 50 days after the end of each quarter;

•	right to elect the board members of MGG’s general partner;

•	right to transfer limited partner unit ownership to substitute limited partners;

•

right to receive an annual report, containing audited financial statements and a report on those financial statements by MGG’s independent public accountants within 120 days after the close of the fiscal year end;

•	right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year;

•	right to vote according to the limited partners’ percentage interest in MGG at any meeting that may be called by MGG’s general partner; and

•	right to inspect MGG’s books and records at the unitholders’ own expense.

Following the termination of MMP’s subordination period, in 2006 MGG reclassified $277.4 million from non-controlling owners’ interests of consolidated subsidiaries to partners’ capital. This reclassification recognized the gain on sale by MGG of MMP’s limited partner units in 2004 and 2005.

See Note 24—Subsequent Events for a discussion of limited partner rights following the approval of the Simplification Agreement.

Non-Controlling Owners’ Interests in Consolidated Subsidiaries (“Non-Controlling Interest”)

All amounts MGG received from the sale of MMP limited partner units during 2004 and 2005 were recorded as increases to non-controlling interest on its balance sheet. However, in 2006, following the termination of MMP’s subordination period, MGG recorded a reclassification of $277.4 million from non-controlling interest to partners’ capital. This reclassification recognized the gain on sale of MMP’s limited partner units in 2004 and 2005.

Other Changes in Owners’ Equity

Capital contributions were $17.9 million during 2006 which primarily consisted of payments MGG received from MGG MH, which MGG in turn reimbursed to MMP for the restoration of the incentive distribution rights and costs incurred under the G&A cost cap agreement. Capital contributions were $5.2 million and $3.7 million during the years ended December 31, 2007 and 2008, respectively, which primarily consisted of payments MGG received from MGG MH which MGG in turn reimbursed to MMP for costs incurred under the G&A cost cap agreement.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of General Partner

In December 2008, MGG acquired its general partner from MGG MH. Concurrent with that transaction, MGG MH distributed all 5.6 million common units it held in MGG to its equity owners. MGG did not issue additional common units and it received no proceeds as a result of these transactions. Subsequent to that transaction, MGG’s general partner was no longer allocated a portion of MGG’s net income.

23.	Assignment of Supply Agreement

As part of MMP’s acquisition of a pipeline system in October 2004, MMP assumed a third-party supply agreement. Under this agreement, MMP was obligated to supply petroleum products to one of its customers until 2018. At the time of this acquisition, management believed that the profits MMP would receive from the supply agreement were below the fair value of MMP’s tariff-based shipments on this pipeline and a liability was established for the expected shortfall. On March 1, 2008, MMP assigned this supply agreement and sold related inventory of $47.6 million to a third-party entity. Further, MMP returned its former customer’s cash deposit, which was $16.5 million at the time of the assignment. During first quarter 2008, MMP obtained a full release from the supply customer; therefore, it had no future obligation to perform under this supply agreement, even in the event the third-party assignee was unable to perform its obligations under the agreement. As a result, MMP wrote off the unamortized amount of the liability and recognized a gain of $26.5 million.

24.	Subsequent Events

Subsequent events were evaluated through November 3, 2009, the date these financial statements were issued. No recognizable subsequent events occurred during this period.

The following non-recognizable events occurred during the period in which subsequent events were evaluated:

•

On January 23, 2009, MMP issued 210,149 limited partner units, of which 209,321 were issued to settle the cumulative amount of the 2006 and 2007 unit award grants to certain employees that vested on December 31, 2008, and 828 were issued to settle the equity-based retainer paid to one of the directors of MMP’s general partner. MMP’s general partner did not make an equity contribution associated with this equity issuance and as a result its general partner ownership interest in MMP changed from 1.989% to 1.983%. The incentive distribution rights were not affected by this transaction. As a result, cash distributions paid after January 23, 2009 will be made based on the following table:

	Percentage of Distributions
		General Partner
Quarterly Distribution Amount per Unit	Limited Partners	General Partner Interest	Incentive Distribution Rights
Up to $0.289	98.017%	1.983%	0.000%
Above $0.289 up to $0.328	85.017%	1.983%	13.000%
Above $0.328 up to $0.394	75.017%	1.983%	23.000%
Above $0.394	50.017%	1.983%	48.000%

•

On February 10, 2009, MMP’s Compensation Committee approved 285,000 unit award grants pursuant to the long-term incentive plan. These award grants have a three-year vesting period that will end on December 31, 2011.

•

On February 13, 2009, MMP paid cash distributions of $0.71 per unit on its outstanding limited partner units to unitholders of record at the close of business on February 6, 2009. The total distributions paid were $71.0 million, of which $1.4 million was paid to MMP GP on its approximate 2% general partner interest and $22.1 million on its incentive distribution rights.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	On February 13, 2009, MGG paid cash distributions of $0.56759 per unit to unitholders of record at the close of business on February 6, 2009. Total distributions paid were $22.5 million.

•

On May 15, 2009, MMP paid cash distributions of $0.71 per unit on its outstanding limited partner units to unitholders of record at the close of business on May 5, 2009. The total distributions paid were $71.0 million, of which $1.4 million was paid to MMP GP on its approximate 2% general partner interest and $22.1 million on its incentive distribution rights.

•	On May 15, 2009, MGG paid cash distributions of $0.56759 per unit to unitholders of record at the close of business on May 5, 2009. Total distributions paid were $22.5 million.

•

On July 29, 2009, MMP acquired substantially all of the assets of Longhorn Partners Pipeline, L.P. (“Longhorn”) for $250.0 million plus the fair market value of the line fill of $86.1 million. The assets of Longhorn include an approximate 700-mile common carrier pipeline system that transports refined petroleum products from Houston to El Paso, Texas, a terminal in El Paso, Texas comprised of a 5-bay truck loading rack and over 900,000 barrels of storage.

•

On August 14, 2009, MMP paid cash distributions of $0.71 per unit on its outstanding limited partner units to unitholders of record at the close of business on August 7, 2009. The total distributions paid were $71.0 million, of which $1.4 million was paid to MMP GP on its approximate 2% general partner interest and $22.1 million on its incentive distribution rights.

•	On August 14, 2009, MGG paid cash distributions of $0.56759 per unit to unitholders of record at the close of business on August 7, 2009. Total distributions paid were $22.5 million.

•

In June and August 2009, MMP issued $550.0 million of 6.55% notes due 2019 in an underwritten public offering. The notes were issued for a net premium of $568.7 million. Net proceeds from the offering, after underwriter discounts of $3.6 million and offering costs of $0.7 million, were $564.4 million. In connection with this offering, MMP entered into interest rate swap agreements to effectively convert $250.0 million of these notes to floating-rate debt.

•	Effective September 28, 2009, the limited partners holding Magellan Partners common units have the following rights, among others:

•	right to receive distributions of Magellan Partners’ available cash within 45 days after the end of each quarter;

•	right to elect the board members of Magellan Partners’ general partner;

•	right to remove Magellan GP, LLC as Magellan Partners’ general partner upon a 100% vote of outstanding unitholders;

•	right to transfer limited partner unit ownership to substitute limited partners;

•

right to receive an annual report, containing audited financial statements and a report on those financial statements by Magellan Partners’ independent public accountants within 120 days after the close of the fiscal year end;

•	right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year;

•	right to vote according to the limited partners’ percentage interest in Magellan Partners at any meeting that may be called by Magellan Partners’ general partner; and

•	right to inspect Magellan Partners’ books and records at the unitholders’ own expense.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•

In October 2009, Magellan Partners paid a penalty of $3.7 million and agreed to perform certain operational enhancements under the terms of a settlement agreement reached with the EPA and DOJ with respect to two historical releases of anhydrous ammonia from its ammonia pipeline.

•

During October 2009, the board of directors of Magellan Partners’ general partner declared a quarterly cash distribution of $0.71 per unit for the period of July 1 through September 30, 2009. This quarterly cash distribution will be paid on November 13, 2009 to unitholders of record on November 6, 2009. Total distributions to be paid under this declaration are approximately $75.7 million.

•	In October 2009, Magellan Partners acquired certain assets for $32.2 million.